Exhibit 10.29

CONFIDENTIAL

EXECUTION VERSION

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN

PORTIONS OF THIS DOCUMENT.  EACH SUCH PORTION, WHICH HAS BEEN

OMITTED HEREIN AND REPLACED WITH ASTERISKS (***), HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

between

ASTRAZENECA AB

and

INSMED INCORPORATED

Dated as of October 4, 2016

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GRANT OF RIGHTS	18

2.1	Grants to Insmed	18

2.2	Grants to AstraZeneca	18

2.3	Sublicenses	18

2.4	Retention of Rights; Limitations Applicable to License Grants	19

2.5	AstraZeneca’s Right of First Negotiation	20

2.6	Exclusivity	21

2.7	Insmed’s Right of Negotiation for AstraZeneca Respiratory IMED Bronchiectasis Compounds	22

ARTICLE 3	ASTRAZENECA SUPPLY AND MANUFACTURING KNOW-HOW TRANSFER ACTIVITIES	23

3.1	Supply of Licensed Products	23

3.2	Manufacturing Know-How Transfer	23

3.3	Subsequent Manufacturing Know-How Transfer	24

ARTICLE 4	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES	24

4.1	Development	24

4.2	Regulatory Activities	26

4.3	Commercialization	27

4.4	Statements and Compliance with Applicable Law	28

4.5	Supply of Licensed Compound	28

4.6	Subcontracting	29

ARTICLE 5	ASTRAZENECA’S GRANT BACK RIGHTS	29

5.1	First Option	29

i

5.2	Second Option	30

5.3	AstraZeneca Option Notice Requirements	31

5.4	Restrictions on Insmed in COPD and Asthma	31

ARTICLE 6	ALLIANCE MANAGERS; JOINT STEERING COMMITTEE	32

6.1	Alliance Managers	32

6.2	Joint Steering Committee	32

6.3	General Provisions Applicable to the JSC	33

ARTICLE 7	PAYMENTS AND RECORDS	34

7.1	Upfront Payment	34

7.2	Milestones	34

7.3	Royalties	36

7.4	Reductions	37

7.5	Maximum Amount of Reductions	38

7.6	Royalty Payments and Reports	38

7.7	Mode of Payment; Offsets	39

7.8	Taxes	39

7.9	Interest on Late Payments	40

7.10	Financial Records	40

7.11	Audit	40

7.12	Audit Dispute	41

ARTICLE 8	INTELLECTUAL PROPERTY	41

8.1	Ownership of Intellectual Property	41

8.2	Maintenance and Prosecution of Patents	42

8.3	Enforcement of Patents	45

8.4	Infringement Claims by Third Parties	46

8.5	Invalidity or Unenforceability Defenses or Actions	47

8.6	Third Party IP Rights	48

8.7	Product Trademarks	48

8.8	Corporate Names	49

ARTICLE 9	CONFIDENTIALITY AND NON-DISCLOSURE	50

9.1	Confidentiality Obligations	50

9.2	Permitted Disclosures	51

9.3	Use of Name	52

9.4	Public Announcements	52

9.5	Publications	53

9.6	Return of Confidential Information	53

9.7	Privileged Communications	54

ARTICLE 10	REPRESENTATIONS AND WARRANTIES	55

10.1	Mutual Representations and Warranties	55

10.2	Additional Representations and Warranties of AstraZeneca	55

10.3	DISCLAIMER OF WARRANTIES	56

10.4	ADDITIONAL WAIVER	56

10.5	Anti-Bribery and Anti-Corruption Compliance	56

ARTICLE 11	INDEMNITY	59

11.1	Indemnification of AstraZeneca	59

11.2	Indemnification of Insmed	59

11.3	Indemnification Procedures	59

11.4	Special, Indirect and Other Losses	62

11.5	Insurance	62

ARTICLE 12	TERM AND TERMINATION	62

12.1	Term and Expiration	62

12.2	Termination	62

12.3	Rights in Bankruptcy	63

12.4	Consequences of Termination	64

12.5	Remedies	68

12.6	Accrued Rights; Surviving Obligations	68

ARTICLE 13	MISCELLANEOUS	69

13.1	Force Majeure	69

13.2	Export Control	69

13.3	Assignment	70

13.4	Severability	70

13.5	Dispute Resolution	71

13.6	Governing Law, Jurisdiction and Service	72

13.7	Notices	72

13.8	Entire Agreement; Amendments	73

13.9	English Language	74

13.10	Equitable Relief	74

13.11	Waiver and Non-Exclusion of Remedies	74

13.12	No Benefit to Third Parties	74

13.13	Further Assurance	75

13.14	Relationship of the Parties	75

13.15	References	75

13.16	Construction	75

13.17	Counterparts	75

SCHEDULES

Schedule 1.5(ii)	Insmed Anti-Corruption Rules and Policies

Schedule 1.12	AstraZeneca Know-How

Schedule 1.14	AstraZeneca Regulatory Documentation

Schedule 1.52	Existing Patents

Schedule 1.72	In-License Agreements

Schedule 3.1	Material Terms of Supply Agreement

Schedule 4.1.2	Development Plan

Schedule 4.2.1(ii)	Assigned Regulatory Documentation

Schedule 9.4	Press Release

Schedule 9.5.2	Pending and Planned Publications

v

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of October 4, 2016 (the “Effective Date”), by and between AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden and with offices at SE-431 83 Mölndal, Sweden (“AstraZeneca”) and Insmed Incorporated, a Virginia corporation with offices at 10 Finderne Ave., Building 10, Bridgewater, NJ 08807-3365 U.S.A. (“Insmed”).  AstraZeneca and Insmed are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, AstraZeneca owns and controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, AstraZeneca wishes to grant a license to Insmed, and Insmed wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.                           “Affiliate” means, with respect to a Party, any Person that, as of the Effective Date, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  For the avoidance of doubt, with respect to a Party, no Person that, after the Effective Date, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party, but is not an Affiliate on or prior to the Effective Date, shall be deemed an Affiliate of such Party for purposes of this Agreement.

1.2.                           “Agreement” has the meaning set forth in the preamble hereto.

1.3.                           “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws.

1.4.                           “Alliance Manager” has the meaning set forth in Section 6.1.

1.5.                           “Anti-Corruption Rules and Policies” means, (i) with respect to AstraZeneca, the key principles regarding anti-bribery and anti-corruption from AstraZeneca’s Code of Conduct available on (https://www.astrazeneca.com/sustainability/ethical-business-practices.html) as the same may be amended, modified or supplemented from time to time by AstraZeneca; and (ii) with respect to Insmed, the Insmed Anti-Corruption Policy, attached as Schedule 1.5(ii) to this Agreement, as the same may be amended, modified or supplemented from time to time as notified by Insmed to AstraZeneca.

1.6.                           “Applicable Law” means any and all applicable laws, rules and regulations, including any rules, regulations, requirements or guidelines of the Regulatory Authorities that may be in effect from time to time, including the FFDCA and the Anti-Corruption Laws.

1.7.                           “Arbitration Notice” has the meaning set forth in Section 13.5.2.

1.8.                           “Arbitrators” has the meaning set forth in Section 13.5.2.

1.9.                           “Asthma” means a specific disease characterized by chronic airway inflammation, as described by the Global Initiative for Asthma (http://ginasthma.org/).  The diagnosis of asthma is complex and involves considerations of the various clinical features of the disease, which include respiratory symptoms such as wheeze, shortness of breath, chest tightness and cough that vary over time and in intensity, together with variable expiratory airflow limitation.

1.10.                    “Assigned Regulatory Documentation” has the meaning set forth in Section 4.2.1(ii).

1.11.                    “AstraZeneca” has the meaning set forth in the preamble hereto.

1.12.                    “AstraZeneca Know-How” means the Information contained in the documents listed on Schedule 1.12 and which is Controlled by AstraZeneca or any of its Affiliates as of the Effective Date or that is developed by AstraZeneca or any of its Affiliates at any time during the Term that is (i) not generally known and (ii) necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Information to the extent covered or claimed by published AstraZeneca Patents or Joint Patents or any Joint Know-How.

1.13.                    “AstraZeneca Patents” means all of the Patents Controlled by AstraZeneca or any of its Affiliates as of the Effective Date or that are made or conceived by AstraZeneca or any of its Affiliates at any time during the Term that are necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such

Patent applications were to issue as Patents) for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Joint Patents.  The AstraZeneca Patents include the Existing Patents and any Patents that claim or cover, or otherwise are based upon, AstraZeneca Know-How as filed for by Insmed in AstraZeneca’s name in accordance with Section 8.2.1 to the extent Controlled by AstraZeneca during the Term.

1.14.                    “AstraZeneca Regulatory Documentation” means the Regulatory Documentation listed on Schedule 1.14 and all other Regulatory Documentation Controlled by AstraZeneca or any of its Affiliates directly relating to the Licensed Compound in the Field in the Territory, other than the Assigned Regulatory Documentation

1.15.                    “Audit” has the meaning set forth in Section 10.5.6.

1.16.                    “Auditor” has the meaning set forth in Section 7.12.

1.17.                    “Authorized Generic Version” means:

(i)                                     in the United States, with respect to a pharmaceutical product that has been approved under Section 505(c) of the FFDCA (i.e., a “full” application under 505(b)(1) or an application under 505(b)(2)), any other pharmaceutical product that is sold under the Drug Approval Application for the first product or any supplement or amendment to such Drug Approval Application, and that is marketed, sold or distributed directly or indirectly to retail class of trade with labeling, packaging (other than repackaging as the listed drug in blister packs, unit doses or similar packaging for use in institutions), product code, labeler code, trade name or Trademark that differs from that of the listed pharmaceutical product; or

(ii)                                  with respect to a pharmaceutical product sold outside the United States, any other pharmaceutical product that is identical in terms of the qualitative and quantitative composition of the active substance(s) and the pharmaceutical form to the first product and that is sold under the Drug Approval Application for the first product or any supplement or amendment to such Drug Approval Application, and that is marketed, sold or distributed directly or indirectly to retail class of trade with labeling, packaging, product code, labeler code, trade name or Trademark that differs from that of the listed pharmaceutical product.

1.18.                    “Breaching Party” has the meaning set forth in Section 12.2.1.

1.19.                    “Bronch CD” has the meaning set forth in Section 2.7.1.

1.20.                    “Bronch CD Negotiation Period” has the meaning set forth in Section 2.7.2.

1.21.                    “Bronch CD Notice” has the meaning set forth in Section 2.7.1

1.22.                    “Bronch CD Notice Period” has the meaning set forth in Section 2.7.2.

1.23.                    “Bronchiectasis” means a specific lung disease characterized by permanent dilatation of one or more bronchi.  Patients with bronchiectasis often manifest clinical symptoms of chronic cough and sputum production and may experience recurrent chest infections.

1.24.                    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York, U.S.A., Stockholm, Sweden or London, England are permitted or required to be closed.

1.25.                    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.26.                    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.27.                    “Candidate Drug” has the meaning set forth in Section 2.7.1.

1.28.                    “Change of Control” means, with respect to a Party, the occurrence of any of the following events:

1.28.1.           any Person (or a group of Persons acting in concert) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of such Party’s equity securities, including any options, warrants or other rights for the purchase of such equity securities, representing (i) fifty percent (50%) or more of the combined voting power of such Party’s then outstanding equity securities, or (ii) fifty percent (50%) or more of such Party’s then outstanding voting equity securities and non-voting equity securities taken together;

1.28.2.           any merger, consolidation, share exchange, corporate reorganization or similar transaction or series of related transactions in which the equity holders of such Party (in the aggregate) immediately prior to such merger, consolidation, share exchange, corporate reorganization or similar transaction or series of related transactions, own less than fifty percent (50%), directly or indirectly, of such Party’s then outstanding equity securities of the surviving entity immediately after such merger, consolidation, share exchange, corporate reorganization or similar transaction or series of related transactions;

1.28.3.           any transaction or series of related transactions in which an excess of (i) fifty percent (50%) of such Party’s then outstanding equity securities, including any options, warrants or other rights for the purchase of such equity securities, is transferred, or (ii) fifty percent (50%) of such Party’s then outstanding voting equity securities and non-voting equity securities, taken together, is transferred;

1.28.4.           a sale, lease or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party;

1.28.5.           any Person or group of Persons becoming entitled to elect a majority of the board of directors (or any successor governing body) of such Party; or

1.28.6.           the ultimate parent of a Party on the Effective Date (or any one or more subsidiaries through which such ultimate parent indirectly holds its ownership interest in such Party) enters into a merger, consolidation, share exchange, corporate reorganization or similar transaction or series of related transactions with a Person or group of Persons, and as a result of such merger, consolidation, share exchange, corporate reorganization or similar transaction or series of related transactions, such ultimate parent (or such subsidiaries) that beneficially owned (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) shares of voting equity securities, including any options, warrants or other rights for the purchase of such equity securities, of such Party immediately prior to such transaction shall have ceased to so beneficially own shares of such voting equity securities representing at least a majority of the total voting power of all outstanding classes of such voting equity securities in substantially the same proportions as its or their ownership of such voting equity securities immediately prior to such transaction.

1.29.                    “Chronic Obstructive Pulmonary Disease” or “COPD” means a specific disease characterized by persistent airflow limitation, as described by the Global Initiative for Chronic Obstructive Lung Disease (http://goldcopd.org/).  The disease is usually progressive and associated with an enhanced chronic inflammatory response in the airways and the lung to noxious particles or gases.

1.30.                    “Clinical Trial” means any of a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or a clinical trial conducted after the obtaining of Regulatory Approval.

1.31.                    “Clinical Trial Application” or “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial and any amendments or supplements to such application.

1.32.                    “Combination Product” means a Licensed Product that comprises or contains the Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.33.                    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and importing such Licensed Product and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.34.                    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities with respect to the

Licensed Compound or a Licensed Product by a Party, the carrying out of such activities using efforts and resources that such Party would typically devote to compounds or products of similar market potential at a similar stage in development or product life of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial and other factors that the Party would take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative Third Party products (including Generic Products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual labeling, the expected and actual reimbursability and pricing and the expected and actual amounts of marketing and promotional expenditures required and such Party’s product portfolio.

1.35.                    “Common Interest Information” has the meaning set forth in Section 9.7.1.

1.36.                    “Confidential Information” has the meaning set forth in Section 9.1.

1.37.                    “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1, 2.2 or 5.1.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.38.                    “Controlling Party” has the meaning set forth in Section 8.5.

1.39.                    “COPD/Asthma Commercial License” has the meaning set forth in Section 5.2.3.

1.40.                    “COPD/Asthma Negotiation Period” has the meaning set for the in Section 5.2.3

1.41.                    “Corporate Names” means the Trademarks, names and logos as each Party may designate in writing from time to time.

1.42.                    “DPP1 Compound” means any pharmacologically active compound with a molecular weight of [***] whose primary biological activity is the inhibition of dipeptidyl peptidase 1, which is also known as cathepsin C (“DPP1”), and such inhibition is measured by [***] against DPP1 in [***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.43.                    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

1.44.                    “Development Plan” has the meaning set forth in Section 4.1.2.

1.45.                    “Dispute” has the meaning set forth in Section 13.5.1.

1.46.                    “Dollars” or “$” means United States Dollars.

1.47.                    “Drug Approval Application” means a New Drug Application as defined in the FFDCA (an “NDA”) or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the decentralized or mutual recognition or any other national approval.

1.48.                    “Effective Date” has the meaning set forth in the preamble hereto.

1.49.                    “EMA” means the European Medicines Agency and any successor agency thereto.

1.50.                    “Enforcing Party” has the meaning set forth in Section 8.3.2.

1.51.                    “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of the Republic of Cyprus included in such organization.

1.52.                    “Existing Patents” means the Patents listed on Schedule 1.52.

1.53.                    “Exploit” means to Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.54.                    “Exploitation” means the act of Exploiting a compound, product or process.

1.55.                    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.56.                    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.57.                    “Field” means all uses, including the diagnosis, cure, mitigation, treatment or prevention of disease.

1.58.                    “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country.  Sales for clinical trial purposes and sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.59.                    “First Option” has the meaning set forth in Section 5.1.

1.60.                    “First Option Period” has the meaning set forth in Section 5.1.

1.61.                    “GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States’ generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliates or its or their sublicense adopts, in each case, consistently applied.

1.62.                    “Generic Product” means, with respect to a particular mode of administration and dosage strength of a Licensed Product, any other prescription pharmaceutical product that (i) contains the same active ingredient(s) as such Licensed Product, (ii) has the same mode of administration and dosage strength as such Licensed Product and (ii) is “therapeutically equivalent” as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) (or, with respect to any country in the Territory outside the United States, is similarly substitutable under equivalent Applicable Law in such country) to such Licensed Product.

1.63.                    “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention, or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.64.                    “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) and (j)(2)(A)(vii)(IV).

1.65.                    “Improvement” means any invention, discovery, development or modification with respect to the Licensed Compound or a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such Licensed Compound or Licensed Product, any discovery or development of any new Indication or expansion of an Indication for such Licensed Compound or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Compound or Licensed Product.

1.66.                    “IND” means (i) an investigational new drug application filed with the FDA, and its equivalent in other countries or regulatory jurisdictions, for authorization to commence clinical studies and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.67.                    “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1.

1.68.                    “Indemnified Party” has the meaning set forth in Section 11.3.1.

1.69.                    “Indication” means a primary sickness or medical condition or any interruption, cessation or disorder of a particular bodily function, system or organ (each a “disease”) requiring a separate Phase 3 Clinical Trial to obtain Regulatory Approval to market and sell a product for such disease, and shall include sub-types of the same disease and pediatric populations of the same disease (i.e., such sub-types and pediatric populations shall be part of the Indication and shall not be treated as separate Indications).

1.70.                    “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.71.                    “Infringement” has the meaning set forth in Section 8.3.1.

1.72.                    “In-License Agreement” means any license or other agreement listed in Schedule 1.72, as such license or other agreement may be amended from time to time during the Term.

1.73.                    “Insmed” has the meaning set forth in the preamble hereto.

1.74.                    “Insmed Know-How” means all Information Controlled by Insmed or any of its Affiliates or its or their Sublicensees as of the Effective Date or that is developed by Insmed or any of its Affiliates or its or their Sublicensees at any time during the Term that is

(i) not generally known and (ii) necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product or any Improvement thereto, but excluding any Information to the extent covered or claimed by published Insmed Patents or Joint Patents or any Joint Know-How.

1.75.                    “Insmed Patents” means all of the Patents Controlled by Insmed or any of its Affiliates or its or their Sublicensees as of the Effective Date or that are made or conceived by Insmed or any of its Affiliates or its or their Sublicensees at any time during the Term that are necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the Exploitation of the Licensed Compound or a Licensed Product or any Improvement thereto, but excluding any Joint Patents.

1.76.                    “Insmed Regulatory Documentation” means all Regulatory Documentation Controlled by Insmed or any of its Affiliates directly relating to the Licensed Compound or a Licensed Product in the Field in the Territory.

1.77.                    “Invalidity Claim” has the meaning set forth in Section 8.5.

1.78.                    “Invoiced Sales” has the meaning set forth in Section 1.93.

1.79.                    “Insolvency Event” has the meaning set forth in Section 12.2.3.

1.80.                    “Joint Intellectual Property Rights” has the meaning set forth in Section 8.1.2.

1.81.                    “Joint Know-How” has the meaning set forth in Section 8.1.2.

1.82.                    “Joint Patents” has the meaning set forth in Section 8.1.2.

1.83.                    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 6.2.

1.84.                    “Knowledge” means actual knowledge, but without any duty to conduct any investigation with respect to such facts and information.

1.85.                    “Licensed Compound” means the pharmaceutical compound known as AZD7986 and any active metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing.

1.86.                    “Licensed Product” means any product that comprises or contains the Licensed Compound, alone or in combination with one (1) or more other active ingredients, in any and all forms, presentations, dosages and formulations.

1.87.                    “Licensed Product Agreement” means, with respect to a Licensed Product or any Improvement, any agreement entered into by and between Insmed or any of its

Affiliates or its or their Sublicensees, on the one hand and one (1) or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Product in the Field in the Territory, including (i) any agreement pursuant to which Insmed, its Affiliates or its or their Sublicensees receives any license or other rights to Exploit such Licensed Product, (ii) supply agreements pursuant to which Insmed, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Licensed Product, (iii) clinical trial agreements, (iv) contract research organization agreements and (v) service agreements.

1.88.                    “Losses” has the meaning set forth in Section 11.1.

1.89.                    “Major Market” means (i) [***], (ii) one or more of [***] or (iii) one or more of [***].  With respect to AstraZeneca’s obligations under this Agreement, in addition to the foregoing, [***] is a fourth Major Market.

1.90.                    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.91.                    “Manufacturing Process” has the meaning set forth in Section 3.2.

1.92.                    “Negotiation Period” has the meaning set for the in Section 2.5.1.

1.93.                    “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Insmed, its Affiliates or its or their Sublicensees (including distributors of Authorized Generic Versions of Licensed Product(s)) to Third Parties for the sale of a Licensed Product, on a country-by-country basis (the “Invoiced Sales”), less deductions for:

1.93.1.           normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed;

1.93.2.           amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

1.93.3.           freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced;

1.93.4.           customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced;

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1.93.5.           rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, U.S. Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

1.93.6.           the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product;

1.93.7.           any invoiced amounts that are not collected by Insmed, its Affiliates or it or their Sublicensees, including bad debts;

1.93.8.           that portion of the annual fee on prescription drug manufacturers imposed by the U.S. Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Insmed, its Affiliate or its or their Sublicensees, as applicable, allocates to sales of the Licensed Products in accordance with Insmed’s, its Affiliates’ or its or their Sublicensees’ standard policies and procedures consistently applied across its products, as applicable; and

1.93.9.           any other similar and customary deductions that are consistent with GAAP.

Any of the deductions listed above that involves a payment by Insmed, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity.  For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge.  Insmed’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities.  With respect to any Licensed Product that is consumed or administered by Insmed or its Affiliates or its or their Sublicensees, Net Sales shall include any amount billed or invoiced with respect to such consumption or administration, including any services provided in connection therewith.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Licensed Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country; provided that the invoice price in a country for each Licensed Product that contains only the Licensed Compound(s) and each product that contains solely active ingredient(s) other than the Licensed Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency.  If either such Licensed Product that contains the Licensed

Compound(s) as its sole active ingredient or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Licensed Compound(s), on the one hand and all of the other active ingredient(s), collectively, on the other hand.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Insmed’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation to a Licensed Product shall be (i) done in accordance with Applicable Law, including any price reporting laws, rules and regulations, and (ii) subject to clause (i), in no event no greater than a pro rata allocation, such that the portion of each of the foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from Invoiced Sales hereunder in any amount greater than the proportion of the undiscounted Dollar value of such Licensed Product sold by Insmed, its Affiliates or its or their Sublicensees to Third Parties hereunder compared to the undiscounted Dollar value of all the products sold by Insmed, such Affiliates and such Sublicensees to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Insmed, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

1.94.                    “Non-Breaching Party” has the meaning set forth in Section 12.2.1.

1.95.                    “Notice Period” has the meaning set forth in Section 12.2.1.

1.96.                    “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.97.                    “Patents” means:  (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of the foregoing, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.98.                    “Payment” has the meaning set forth in Section 7.8.1.

1.99.                    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.100.             “Phase 1 Clinical Trial” has the meaning set forth at U.S. 21 C.F.R. Part 312.21(a), including, without limitation, as to a specific Licensed Product, a first clinical study conducted in humans.  For the avoidance of doubt, the dose escalation and dose expansion parts of a Phase 1a/1b clinical trial shall be considered part of the same Phase 1 Clinical Trial.

1.101.             “Phase 2 Clinical Trial” has the meaning set forth at U.S. 21 C.F.R. Part 312.21(b), including, without limitation, as to a specific Licensed Product for a specific Indication, a clinical study in patients conducted in accordance with Applicable Laws (including, without limitation, cGCP) which may use a variety of study designs and is intended to evaluate safety and efficacy in target populations, and/or inform the design or endpoints for a subsequent trial, as described in ICH Guideline E8, General Considerations for Clinical Trials.

1.102.             “Phase 2b Clinical Trial” means a further Phase 2 Clinical Trial for a Licensed Product for the same Indication that is intended to identify the definite dose range for efficacy at the primary endpoint for that Indication.

1.103.             “Phase 3 Clinical Trial” has the meaning set forth at U.S. 21 C.F.R. Part 312.21(c), including, without limitation, as to a specific Licensed Product for a specific Indication, a clinical study conducted in humans in accordance with Applicable Laws (including, without limitation, cGCP) to demonstrate or confirm the therapeutic benefit of the Licensed Product in such Indication and to provide an adequate basis for obtaining Regulatory Approval, as described in ICH Guideline E8, General Considerations for Clinical Trials.

1.104.             “Product Trademarks” means the Trademark(s) used or to be used by Insmed or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related to the Licensed Products as may exist through use (excluding, in any event, any Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees), as applicable).

1.105.             “Prosecuting Party” has the meaning set forth in Section 8.2.1.

1.106.             “Quality Agreement” has the meaning set forth in Section 3.1.

1.107.             “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product or any Improvement thereto in such country, including, where applicable,

(i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.

1.108.             “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Licensed Products or any Improvement thereto in the Territory, including the FDA in the United States and the EMA in the European Union.

1.109.             “Regulatory Documentation” means:  all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and non-clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Licensed Product or any Improvement thereto.

1.110.             “Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another party from using or otherwise relying on any data supporting the approval of the Drug Approval Application for such Licensed Product without the prior written consent of the holder of the Regulatory Approval.  Such data, market or other regulatory exclusivity may include new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data exclusivity, including any such periods listed in the Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/ED, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (ED) No. 141/2000 on orphan medicines, Parliament and Council Regulation (ED) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.

1.111.             “Representatives” has the meaning set forth in Section 10.5.1.

1.112.             “Residual Knowledge” means any ideas, concepts, know-how and techniques generally relating to the treatment, diagnosis, cure, mitigation or prevention of any Indication within the Field which are not specifically related to the Licensed Product or the Licensed Compound, and that are contained in or derived from Confidential Information that is acquired and retained solely in, and Insmed first reduces to tangible form solely from, the unaided memories of Insmed or its Affiliates or its or their Sublicensees who have had access to AstraZeneca’s Confidential Information under this Agreement.  An individual’s unaided memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

1.113.             “Respiratory IMED” has the meaning set forth in Section 2.7.1.

1.114.             “ROFN Period” has the meaning set forth in Section 2.5.1.

1.115.             “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of:  (i) the expiration of the last-to-expire AstraZeneca Patent or Joint Patent in such country that contains a Valid Claim with respect to such Licensed Product in such country; (ii) the expiration of Regulatory Exclusivity Period in such country for such Licensed Product; and (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

1.116.             “Second Option” has the meaning set forth in Section 5.2.1.

1.117.             “Second Option Period” has the meaning set forth in Section 5.2.1.

1.118.             “Senior Officer” means, with respect to AstraZeneca, its Head of the Respiratory IMED and, with respect to Insmed, its Chief Executive Officer.

1.119.             “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Insmed or its Affiliate under the grants in Section 2.1, as provided in Section 2.3, including any distributors of Authorized Generic Versions of a Licensed Product, irrespective of whether such distributor is granted a sublicense hereunder.

1.120.             “Supply Agreement” has the meaning set forth in Section 3.1.

1.121.             “Term” has the meaning set forth in Section 12.1.

1.122.             “Terminated Territory” means each country with respect to which this Agreement is terminated by AstraZeneca pursuant to Section 12.2.1 or by Insmed pursuant to Section 12.2.2 or, if this Agreement is terminated in its entirety, the entire Territory.

1.123.             “Termination Notice” has the meaning set forth in Section 12.2.1.

1.124.             “Territory” means the entire world, other than the Terminated Territory.

1.125.             “Third Party” means any Person other than AstraZeneca, Insmed and their respective Affiliates.

1.126.             “Third Party Claims” has the meaning set forth in Section 11.1.

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1.127.             “Third Party Distributor(s)” means any Third Party which Insmed has authorized to distribute or resell any Licensed Product (other than an Authorized Generic Version of a Licensed Product) in any jurisdiction within the Territory, but which Third Party does not require a sublicense of any of the rights granted under Section 2.1 (except for Trademarks) in order to make such distribution or resale.  For the avoidance of doubt, a Third Party authorized to distribute an Authorized Generic Version of a Licensed Product shall be deemed a Sublicensee and not a Third Party Distributor under this Agreement.

1.128.             “Third Party Infringement Claim” has the meaning set forth in Section 8.4.

1.129.             “Third Party IP Right” has the meaning set forth in Section 8.6.

1.130.             “Third Party Representative” has the meaning set forth in Section 10.5.4.

1.131.             “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.132.             “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.133.             “Valid Claim” means (i) a composition of matter or method of use claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (ii) a composition of matter or method of use claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than [***].

1.134.             “VAT” has the meaning set forth in Section 7.8.2.

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ARTICLE 2
GRANT OF RIGHTS

2.1.                           Grants to Insmed.  Subject to Sections 2.3, 2.4, 2.5, 5.4 and the other terms and conditions of this Agreement, AstraZeneca hereby grants to Insmed:

2.1.1.                  an exclusive license (or sublicense), with the right to grant sublicenses in accordance with Section 2.3, under the AstraZeneca Patents, the AstraZeneca Know-How and AstraZeneca’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compound and Licensed Products and any Improvements thereto in the Field in the Territory; provided, however, that Insmed may, at any time during the Term and in its sole discretion, opt out of licensing any AstraZeneca Patent or AstraZeneca’s interest in a Joint Patent, in which case, upon written notice from Insmed to AstraZeneca, such Patent will automatically be excluded from this license grant and shall no longer be treated as an AstraZeneca Patent or Joint Patent (as applicable) for any purpose under this Agreement; and

2.1.2.                  an exclusive license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.3, under the AstraZeneca Regulatory Documentation as necessary or reasonably useful for purposes of Exploiting the Licensed Compound and Licensed Products in the Field in the Territory.

2.2.                           Grants to AstraZeneca.  Insmed hereby grants to AstraZeneca a non-exclusive, royalty-free license, with the right to grant sublicenses, under the Insmed Patents, the Insmed Know-How and Insmed’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compound and Licensed Products and any Improvements thereto for purposes of AstraZeneca, its Affiliates and its and their contractors to perform AstraZeneca’s obligations under this Agreement and under the Supply Agreement and the Quality Agreement.

2.3.                           Sublicenses.

2.3.1.                  Subject to Sections 2.5 and 5.4, Insmed shall have the right to grant to its Affiliates and other Persons sublicenses (or further rights of reference), through multiple tiers of sublicenses, under the licenses and rights of reference granted in Section 2.1; provided that any such sublicenses shall be subject to AstraZeneca’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing in this Section 2.3.1, Insmed may, with prior written notice to, and without the prior written consent of, AstraZeneca:

(i)                  sublicense such rights in whole or in part to Affiliates, as reasonably required for Insmed to perform its obligations under this Agreement in connection with the Development and Commercialization of Licensed Products throughout the Territory, which sublicense shall automatically terminate when such Affiliate ceases to be an Affiliate of Insmed; and

(ii)               sublicense such rights in whole or in part to Third Party contract research organizations and contract manufacturing organizations, as required for Insmed to perform its obligations under this Agreement in connection with the Development and Commercialization of Licensed Products throughout the Territory, which sublicense shall be further sublicenseable in multiple tiers solely to the extent reasonably required in connection therewith.

Any sublicenses granted by Insmed under this Section 2.3 shall be consistent with, and expressly made subject to, the terms and conditions of this Agreement.

2.3.2.                  Insmed shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement as if such Sublicensee were a Party to this Agreement.  Insmed hereby (x) guarantees the performance of its Affiliates and permitted Sublicensees that are sublicensed as permitted herein, and the grant of any such sublicense shall not relieve Insmed of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee and (y) waives any requirement that AstraZeneca exhaust any right, power or remedy, or proceed against any Sublicensee for any obligation or performance under this Agreement prior to proceeding directly against Insmed.  A copy of any draft sublicense agreement shall be provided to AstraZeneca prior to its execution, and a copy of any sublicense agreement executed by Insmed shall be provided to AstraZeneca within [***] after its execution; provided that in each case the financial terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted.  Insmed shall provide AstraZeneca with any additional materials reasonably requested by AstraZeneca in order for AstraZeneca to verify that such sublicense is in compliance with the terms and conditions of this Agreement.

2.4.                           Retention of Rights; Limitations Applicable to License Grants.

2.4.1.                  Retained Rights of AstraZeneca.  Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to AstraZeneca pursuant to any other term or condition of this Agreement, AstraZeneca hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors and contractors) all right, title and interest in and to the (a) AstraZeneca Patents, (b) the AstraZeneca Know-How, (c) AstraZeneca’s interests in and to Joint Patents and Joint Know-How, (d) AstraZeneca Regulatory Documentation, and (e) AstraZeneca’s Corporate Names, in each case, for purposes of AstraZeneca, its Affiliates and its and their contractors to:

(i)                                     perform AstraZeneca’s obligations under this Agreement, the Supply Agreement and the Quality Agreement; and

(ii)                                  develop, obtain and maintain regulatory approvals for and to Manufacture, commercialize and otherwise Exploit any compound or product, other than the Licensed Compound or Licensed Products in any field anywhere in the Territory.

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2.4.2.                  In-License Agreements.  The licenses granted by AstraZeneca in Section 2.1 include sublicenses under the applicable license rights granted to AstraZeneca by Third Parties under the In-License Agreements, subject to this Section 2.4.2.  Any sublicense with respect to Information or intellectual property rights of a Third Party hereunder and any right of Insmed (if any) to grant a further sublicense thereunder, shall be subject and subordinate to the terms and conditions of the In-License Agreement under which such sublicense is granted and shall be effective solely to the extent permitted under the terms of such agreement.  Without limitation of the foregoing, in the event and to the extent that any In-License Agreement requires that particular terms or conditions of such In-License Agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under such In-License Agreement.

2.4.3.                  No Other Rights Granted by AstraZeneca.  Except as expressly provided in this Agreement, AstraZeneca grants no other right or license, including any rights or licenses to any other Patent, Trademark or other intellectual property rights not otherwise expressly granted herein.

2.4.4.                  No Other Rights Granted by Insmed.  Except as expressly provided in this Agreement, Insmed grants no other right or license, including any rights or licenses to any other Patent, Trademark or other intellectual property rights not otherwise expressly granted herein.

2.5.                           AstraZeneca’s Right of First Negotiation.

2.5.1.                  Before Insmed or any of its Affiliates commences any confidential discussions with any Third Party pursuant to a confidential disclosure agreement regarding a transaction to sell, assign, license, sublicense or otherwise dispose of Insmed’s right to Develop or Commercialize any Licensed Product in the Field in any part of the Territory to any Third Party to permit such Third Party to Develop or Commercialize such Licensed Product in the Field in such part of the Territory, or if Insmed receives an unsolicited offer for such a transaction, then prior to negotiating with or entertaining further offers from any Third Party to acquire such right, Insmed first shall notify AstraZeneca of its intent or receipt of offer (as applicable), and provide to AstraZeneca a copy of any additional data with respect to the Development and Commercialization of the Licensed Products in the Field not previously provided to AstraZeneca.  AstraZeneca shall have [***], or, in the case of Insmed’s receipt of an unsolicited offer, [***], after receipt of such notification and additional data (the “ROFN Period”) to elect to enter into exclusive negotiations for the right to Develop or Commercialize such Licensed Product in the applicable part of the Territory.  During the ROFN Period, Insmed

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and its Affiliates shall not negotiate with or grant any rights to Develop or Commercialize Licensed Products to any Third Party.  If AstraZeneca elects to enter into exclusive negotiations during the ROFN Period, Insmed shall negotiate exclusively and in good faith with AstraZeneca for a period commencing upon the date Insmed receives notice of such election from AstraZeneca and expiring [***] thereafter (the “Negotiation Period”) with respect to commercially reasonable terms for the acquisition by AstraZeneca, by license or otherwise, of the right to Develop or Commercialize the Licensed Product in the Field in such part of the Territory.  Notwithstanding the foregoing in this Section 2.5.1, each Party shall retain all discretion to determine, among other things, whether any proposed terms for AstraZeneca’s right to Develop or Commercialize any Licensed Product in the Field in any part of the Territory during the Negotiation Period are acceptable to such Party, and no Party shall be deemed to have acted without good faith solely because such Party does not agree to some or all of the other Party’s proposed terms, or if the Parties cannot come to an agreement on mutually acceptable terms within the Negotiation Period.  For the avoidance of doubt, (i) nothing in this Section 2.5.1 shall limit Insmed’s right to sublicense any rights in whole or in part to any Affiliate, Third Party contract research organizations and/or Third Party contract manufacturing organizations, as set forth in Section 2.3, or to engage a Third Party Distributor to the extent reasonably necessary or useful for the Commercialization of Licensed Products in the Territory, and (ii) no Change of Control of Insmed or its Affiliates or Sublicensees shall trigger AstraZeneca’s rights under this Section 2.5.1.

2.5.2.                  If the Parties enter into a written agreement for such Development or Commercialization right within the Negotiation Period, then except as set forth in any such written agreement, the exclusive licenses granted to Insmed under this Agreement which are the subject of such written agreement shall terminate.  For clarity, the terms and conditions relating to the Development and Commercialization of Licensed Products (including all financial obligations between the Parties related thereto) shall be governed by the terms of any such written agreement, and the effects of termination set forth in Section 12.4 shall not apply with respect to such termination.

2.5.3.                  If, after good faith negotiations, the Parties do not enter into a written agreement within the Negotiation Period, Insmed shall be free to negotiate with a Third Party to dispose of, by license or otherwise, Insmed’s Development or Commercialization rights in the part of the Territory that was the subject of negotiations between the Parties.

2.6.                           Exclusivity.  During the period beginning on the Effective Date and continuing until [***], AstraZeneca shall not conduct a research program, either alone or in collaboration with any Third Party, the primary goal of which is to Develop or Commercialize any DPP1 Compound, except for any Licensed Compound being Developed or Commercialized by AstraZeneca pursuant to the terms of this Agreement or another agreement between Insmed and AstraZeneca or any of their respective Affiliates.

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2.7.                           Insmed’s Right of Negotiation for AstraZeneca Respiratory IMED Bronchiectasis Compounds.

2.7.1.                  During the period beginning on the Effective Date and continuing until [***], if AstraZeneca’s Innovative Medicines and Early Development unit with responsibility for respiratory pharmaceutical products (the “Respiratory IMED”) develops a compound with a molecular weight of [***] and plans for the primary Indication to be Bronchiectasis, AstraZeneca shall notify Insmed.  For clarity, such notice requirement shall be triggered if such compound is determined by the Respiratory IMED to be a “Candidate Drug,” meaning it is eligible for initiation of a Phase 1 Clinical Trial, and the written plan for development in connection with such compound’s designation as a “Candidate Drug” is for the first Phase 2 Clinical Trial to be for patients with an Indication of Bronchiectasis.  If the Respiratory IMED’s initial written plan for development of such compound is for the first Phase 2 Clinical Trial to be for patients with an Indication other than Bronchiectasis, such notice requirement shall not be triggered upon the designation of the compound as a Candidate Drug, provided that if development of the compound thereafter ceases for all Indications except that it is ongoing or planned for Bronchiectasis, then such notice requirement shall be triggered on the basis that Bronchiectasis has become the primary Indication for such compound.  A notice provided under this Section 2.7.1 shall be a “Bronch CD Notice” and the compound referred to therein shall be a “Bronch CD.”

2.7.2.                  Insmed shall have [***] after receipt of a Bronch CD Notice (the “Bronch CD Notice Period”) to elect to enter into exclusive negotiations for the right to develop or commercialize such Bronch CD.  During the Bronch CD Notice Period, AstraZeneca and its Affiliates shall not negotiate with or grant any rights to develop or commercialize the Bronch CD to any Third Party.  If Insmed elects to enter into exclusive negotiations during the Bronch CD Notice Period, AstraZeneca shall negotiate exclusively and in good faith with Insmed for a period commencing upon the date AstraZeneca receives notice of such election from Insmed and expiring [***] thereafter (the “Bronch CD Negotiation Period”) with respect to commercially reasonable terms for the acquisition by Insmed, by license or otherwise, of the right to develop or commercialize the Bronch CD.  Notwithstanding the foregoing in this Section 2.7.2, each Party shall retain all discretion to determine, among other things, whether any proposed terms for Insmed’s right to develop or commercialize any Bronch CD during the Bronch CD Negotiation Period are acceptable to such Party, and no Party shall be deemed to have acted without good faith solely because such Party does not agree to some or all of the other Party’s proposed terms, or if the Parties cannot come to an agreement on mutually acceptable terms within the Bronch CD Negotiation Period.

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2.7.3.                  If, after good faith negotiations, the Parties do not enter into a written agreement within the Bronch CD Negotiation Period, AstraZeneca shall be free to develop and commercialize such Bronch CD on its own or in collaboration with any Third Party and to dispose of, by license or otherwise, AstraZeneca’s development or commercialization rights for such Bronch CD without further obligation to Insmed.

ARTICLE 3
ASTRAZENECA SUPPLY AND MANUFACTURING KNOW-HOW TRANSFER
ACTIVITIES

3.1.                           Supply of Licensed Products.  No later than [***] after the Effective Date, or except as otherwise mutually agreed by the Parties, the Parties shall enter into a supply agreement pursuant to which AstraZeneca shall supply to Insmed specified quantities and dosage strengths of the Licensed Compound and Licensed Products to be used by Insmed for the conduct of the initial Phase 2 Clinical Trial under the Development Plan (the “Supply Agreement”).  The Parties agree that, except as may otherwise be mutually agreed, the Supply Agreement shall comply in all material respects with the draft terms set forth in Schedule 3.1 hereof, which provide, without limitation, that Insmed shall pay [***] to Manufacture such Licensed Compound and Licensed Products in accordance with the payment terms and procedures to be set forth in the Supply Agreement.  Such Supply Agreement shall be negotiated and agreed by the Parties in good faith.  No later than the earlier of [***] after the Effective Date and first scheduled delivery by AstraZeneca to Insmed of Licensed Product pursuant to the Supply Agreement, AstraZeneca and Insmed shall enter into a reasonable and customary quality assurance agreement (the “Quality Agreement”) that shall set forth the terms and conditions upon which each Party will conduct its respective quality activities in connection with the Supply Agreement.  Such Quality Agreement shall be negotiated and agreed by the Parties in good faith.  Each Party shall duly and punctually perform all of its obligations under the Supply Agreement and the Quality Agreement.  AstraZeneca shall Manufacture (or have Manufactured) all such Licensed Compound and Licensed Product in accordance with Applicable Law.  Except as otherwise set forth in this Section 3.1, Insmed shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply the Licensed Compound and Licensed Products for Exploitation in or for the Territory by Insmed and its Affiliates and its or their Sublicensees.

3.2.                           Manufacturing Know-How Transfer.  Commencing on the Effective Date and for a period ending [***] thereafter, AstraZeneca shall, when and as reasonably requested by Insmed, (i) transfer to Insmed or its designee (which designee may be an Affiliate, Sublicensee or a Third Party manufacturer), [***] the AstraZeneca Know-How relating to the Manufacture of the Licensed Compound and the Licensed Products specified on Schedule 1.12, including, for clarity, the

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then-current process for the Manufacture of the Licensed Compound and Licensed Products, as well as any improvements or enhancements to such processes (the “Manufacturing Process”) and (ii) assist Insmed or its designee to contact any of AstraZeneca’s Third Party manufacturers for purposes of Insmed or its designee entering into agreements for Manufacture of the Licensed Compound and the Licensed Products.  AstraZeneca also shall, when and as reasonably requested by Insmed, respond to requests for additional information as may be necessary to Insmed or its designee to understand the Manufacturing Process.

3.3.                           Subsequent Manufacturing Know-How Transfer.  Without limiting the foregoing in Section 3.2, in the event that AstraZeneca or any of its Affiliates makes any invention, discovery or Improvement relating to, or that is otherwise necessary for, the Manufacture of the Licensed Compound or a Licensed Product during the Term, AstraZeneca shall promptly disclose such invention, discovery or Improvement to Insmed and shall, at Insmed’s request, respond to requests for additional information with respect to such invention, discovery or Improvement as may be necessary to Insmed or its designee to understand the invention, discovery or Improvement.

ARTICLE 4
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

4.1.                           Development.

4.1.1.                  Diligence.  After the Effective Date, subject to AstraZeneca’s specifically designated Manufacturing activities expressly set forth in Article 3 and the Supply Agreement and the Quality Agreement, as between the Parties, Insmed shall be solely responsible for all aspects of the Development of the Licensed Compound and Licensed Products in the Field in the Territory.  Insmed shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for [***] in the Field in each of the Major Markets.  Insmed shall perform or cause to be performed its Development activities hereunder in good scientific manner and in compliance with all Applicable Law.

4.1.2.                  Development Plan.

(i)                  Attached hereto as Schedule 4.1.2 is the initial plan for the Development of the initial Licensed Product in the Field in the Major Markets (the “Development Plan”).  Insmed shall review and revise the Development Plan periodically (at least annually) for the purpose of considering appropriate amendments thereto.  In addition, Insmed may amend any Development Plan at any time.  Upon the earlier of the end of the Royalty Term for each Licensed Product in each Major Market the obligation to maintain Development Plans shall be terminated.

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(ii)                                  Without limitation of Section 4.1.1, Insmed shall use Commercially Reasonable Efforts to perform the Development activities under the applicable Development Plan and to do so in accordance with the timelines set forth in the Development Plan.  Insmed shall perform or cause to be performed its Development activities hereunder in good scientific manner and in compliance with all Applicable Law by allocating sufficient time, effort, equipment, and skilled personnel to complete such Development activities in accordance with the Development Plan and the timelines set forth therein.

4.1.3.                  Development Costs.  In addition to the payment for [***] pursuant to Article 3 and the Supply Agreement, Insmed shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Products in the Field in the Territory.

4.1.4.                  Development Records.  Insmed shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement.  Such books and records shall be kept in accordance with Insmed’s customary business practices and be in compliance with Applicable Law and shall be retained by Insmed for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  AstraZeneca shall have the right, on a [***] basis, during normal business hours and upon reasonable advance notice to Insmed, to inspect and copy all such books and records maintained pursuant to this Section 4.1.4; provided that AstraZeneca shall maintain such records and information disclosed therein in confidence in accordance with Article 9.

4.1.5.                  Development Reports.  Without limiting Section 4.1.4, within [***] following [***] during which Insmed is conducting Development activities hereunder, Insmed shall provide AstraZeneca with written reports summarizing all material (i) Development activities it has performed, or caused to be performed, since the preceding report, (ii) Development activities in process and (iii) future activities it expects to initiate during the following [***] period.  Each such report shall contain sufficient detail to enable AstraZeneca to assess Insmed’s compliance with its obligations set forth in Sections 4.1.1 and 4.1.2(ii), including Insmed’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Products in the Territory and clinical study results and results of other Development activities.  Insmed also shall, when and as reasonably requested by AstraZeneca, respond to requests for additional information as may be necessary to AstraZeneca to understand Insmed’s Development activities hereunder.

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4.2.                           Regulatory Activities.

4.2.1.                  Regulatory Approvals; Assigned Regulatory Documentation.

(i)                  Subject to Article 5 and except as otherwise set forth in this Section 4.2, Insmed shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs and CTAs), and to conduct communications with the Regulatory Authorities, for Licensed Products in the Field in the Territory in its name.

(ii)               Except to the extent prohibited by Applicable Law, AstraZeneca hereby assigns the Regulatory Documentation listed on Schedule 4.2.1(ii) to Insmed (the “Assigned Regulatory Documentation”).

(iii)            In accordance with Section 9.4, Insmed shall provide AstraZeneca with a written notice prior to releasing an official public statement that it intends to file an NDA for a Licensed Product, or, in the event no official public statement will be made, Insmed shall provide AstraZeneca with a written notice promptly after its responsible management body determines to file an NDA for a Licensed Product.

4.2.2.                  Communications and Filings with Regulatory Authorities.  With respect to each Licensed Product, Insmed shall promptly provide AstraZeneca with:  (i) copies of all pre-clinical and clinical data compiled in support of regulatory filings; (ii) copies of all regulatory correspondence to or from the Regulatory Authorities; (iii) final draft copies of material, non-recurring submissions and filings reasonably in advance of submission or filing (e.g., INDs, CTAs, Drug Approval Applications, major supplements or amendments to the foregoing, material labeling supplements, Regulatory Authority meeting requests and core data sheets and filings related to new Indications and proposed labeling) to the Regulatory Authorities; (iv) notices of any revocations of Regulatory Approvals with respect to any such Licensed Product and any Licensed Product recalls or withdrawals in the Territory; and (v) reasonable responses to inquiries by AstraZeneca regarding the Regulatory Approval and Commercialization processes for any Licensed Product, including reasonable access to Insmed’s personnel in connection with such inquiries.  Insmed shall promptly provide AstraZeneca with copies of all other documents and correspondence pertaining to each Licensed Product after they have been submitted to, or received from, the Regulatory Authorities.  Insmed shall use Commercially Reasonable Efforts to implement procedures reasonably designed to avoid any failure to provide any material required to be provided to AstraZeneca under this Section 4.2.2 and to cure any such failure promptly after its discovery.

4.2.3.                  Recalls, Suspensions or Withdrawals.  Insmed shall notify AstraZeneca promptly (but in no event later than [***]) following its determination that any event, incident or circumstance has occurred that is reasonably likely to result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts.  As between the Parties, Insmed shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market

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withdrawal in the Field in the Territory; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Insmed shall consult with AstraZeneca and shall consider AstraZeneca’s comments in good faith.  If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Insmed shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.  For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 4.2.3, as between the Parties, Insmed shall be solely responsible for the execution thereof.  Subject to Article 11, Insmed shall be responsible for all costs of any such recall, market suspension or market withdrawal.

4.2.4.                  Global Safety Database.  Insmed shall establish, hold and maintain (at Insmed’s sole cost and expense) the global safety database for Licensed Products.  AstraZeneca shall provide Insmed with information in the possession and Control of AstraZeneca as necessary for Insmed to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product, in each case, in the form reasonably requested by Insmed and an agreed upon timeframe.  Each Party will provide the other Party with needed information for any aggregate reporting requirements.

4.3.                           Commercialization.

4.3.1.                  Diligence.  As between the Parties, Insmed shall be solely responsible for Commercialization of the Licensed Products in the Field throughout the Territory at Insmed’s own cost and expense.  Without limitation of Section 4.3.2, Insmed shall use Commercially Reasonable Efforts to Commercialize [***] in the Field in each of the Major Markets.

4.3.2.                  Commercialization Costs; Booking of Sales; Distribution.  Insmed shall be responsible for all of its costs and expenses in connection with the Commercialization of the Licensed Products in the Field in the Territory.  Insmed shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related services.  Subject to Section 4.2.3, Insmed shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

4.3.3.                  Commercialization Records.  Without limitation of Section 7.10, Insmed shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder in sufficient detail to verify compliance with its obligations under this Agreement, and which shall be in compliance with Applicable Law and properly

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reflect all work done and results achieved in the performance of its Commercialization activities.  Such books and records shall be retained by Insmed for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  AstraZeneca shall have the right, [***], during normal business hours and upon reasonable advance notice, to inspect and copy all such books and records maintained pursuant to this Section 4.3.3; provided that AstraZeneca shall maintain such records and information disclosed therein in confidence in accordance with Article 9.

4.3.4.                  Commercialization Reports.  Without limiting Section 4.3.3, within [***] following [***], commencing upon the First Commercial Sale of a Licensed Product and thereafter, Insmed shall provide to AstraZeneca with written reports summarizing all material (i) Commercialization activities it has performed, or caused to be performed, since the preceding report and (ii) future activities it expects to initiate during the following [***] period.  Each such report shall contain sufficient detail to enable AstraZeneca to assess Insmed’s compliance with its obligations set forth in Section 4.3.1.  Insmed also shall, when and as reasonably requested by AstraZeneca, respond to requests for additional information as may be necessary to AstraZeneca to understand Insmed’s Commercialization activities hereunder.

4.4.                            Statements and Compliance with Applicable Law.  Insmed shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Exploitation of Licensed Products.  Insmed shall use Commercially Reasonable Efforts to avoid, and shall use Commercially Reasonable Efforts to cause its Affiliates and its and their Sublicensees, Third Party Distributors, employees, representatives, and agents to avoid, taking or failing to take any actions that Insmed knows or reasonably should know would jeopardize the goodwill or reputation of AstraZeneca or the Licensed Products or any Trademark associated therewith.  Without limitation to the foregoing in this Section 4.4, Insmed shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Law.  AstraZeneca shall use Commercially Reasonable Efforts to avoid, and shall use Commercially Reasonable Efforts to cause its Affiliates and its and their employees, representatives and agents to avoid, taking or failing to take any actions that AstraZeneca knows or reasonably should know would jeopardize the goodwill or reputation of Insmed or the Licensed Products or any Trademark associated therewith.

4.5.                            Supply of Licensed Compound.  Except as expressly set forth in Section 3.1 and the Supply Agreement and the Quality Agreement, as between the Parties, Insmed shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and supplying the Licensed Compound and Licensed Products for its Development and Commercialization activities in the Territory.

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4.6.                            Subcontracting.  Subject to Sections 2.3 and 2.5, Insmed may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more Third Party Distributors); provided that (i) no such permitted subcontracting shall relieve Insmed of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability, and Insmed shall be and remain fully responsible and liable therefor and (ii) the agreement pursuant to which Insmed engages any Third Party subcontractor must (a) be consistent in all material respects with this Agreement, (b) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (c) contain terms allowing Insmed to inspect, access and audit substantially similar to those provided to AstraZeneca in this Agreement and share any results of such an inspection and audit with AstraZeneca.  Upon the reasonable request by AstraZeneca, Insmed shall perform such an inspection and audit of the relevant Subcontractor and share the results thereof with AstraZeneca.  Insmed shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a Party to this Agreement.  Insmed hereby waives any requirement that AstraZeneca exhaust any right, power or remedy, or proceed against any Subcontractor for any obligation or performance under this Agreement prior to proceeding directly against Insmed.

ARTICLE 5
ASTRAZENECA’S GRANT BACK RIGHTS

5.1.                            First Option.  During the period from the Effective Date until the [***] anniversary of the Effective Date (the “First Option Period”), AstraZeneca shall have an exclusive option exercisable by written notice to Insmed to Develop the Licensed Compound and Licensed Products in the Indications of COPD or Asthma up to and including Phase 2b Clinical Trials (the “First Option”).

5.1.1.                  Subject to AstraZeneca timely exercising the First Option in accordance with Section 5.1, Insmed hereby grants to AstraZeneca:

(i)                  an exclusive royalty-free license (or sublicense), with the right to grant sublicenses, under the AstraZeneca Patents, the AstraZeneca Know-How, the Joint Patents, the Joint Know-How, the Insmed Patents and the Insmed Know-How to Develop up to and including Phase 2b Clinical Trials the Licensed Compound and Licensed Products in the Indications of COPD and Asthma in the Territory; and

(ii)               an exclusive royalty-free license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference, under the Assigned Regulatory Documentation, the AstraZeneca Regulatory Documentation and the Insmed Regulatory Documentation as necessary or reasonably useful for purposes of Developing up to and including Phase 2b Clinical Trials the Licensed Compound and Licensed Products in the Indications of COPD and Asthma in the Territory.

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5.1.2.                  In accordance with Section 6.2, upon AstraZeneca’s exercise of the First Option, the Parties shall establish a Joint Steering Committee for purposes of coordination and information exchange to facilitate the Parties’ respective Development and Commercialization efforts involving the Licensed Compound and the Licensed Products, including reasonable exchange of clinical data, safety data and other data needed for Regulatory Documentation.

5.1.3.                  If AstraZeneca exercises the First Option, subject to any of Insmed’s Manufacturing obligations that may be agreed between the Parties, as between the Parties, AstraZeneca shall be solely responsible for all aspects of the Development up to and including Phase 2b Clinical Trials of the Licensed Compound and Licensed Products in the Indications of COPD or Asthma in the Territory.  If AstraZeneca exercises the First Option, AstraZeneca shall use Commercially Reasonable Efforts to Develop at least one Licensed Product in at least one Indication of COPD or Asthma through a Phase 2 Clinical Trial.  AstraZeneca shall perform or cause to be performed its Development activities hereunder in good scientific manner and in compliance with all Applicable Law.

5.2.                           Second Option.

5.2.1.                  If AstraZeneca exercises the First Option prior to the expiration of the First Option Period and Develops the Licensed Compound and Licensed Products in the Indications of COPD or Asthma, then, during the period from the exercise of the First Option until the earlier of (i) the [***] anniversary of AstraZeneca’s issuance of the final study report for the first (1st) Phase 2b Clinical Study in the Indications of COPD or Asthma or (ii) the [***] anniversary of the exercise date of the First Option (the “Second Option Period”), AstraZeneca shall have an exclusive option exercisable by written notice to Insmed for an exclusive license under the AstraZeneca Patents, the AstraZeneca Know-How, the Joint Patents, the Joint Know-How, the Insmed Patents, the Insmed Know-How, the Assigned Regulatory Documentation, the AstraZeneca Regulatory Documentation and the Insmed Regulatory Documentation to the extent necessary or reasonably useful to enable AstraZeneca (x) to Develop the Licensed Compound and Licensed Products in the Indications of COPD or Asthma, including activities beyond Phase 2b Clinical Trials, in the Territory, and (y) to Commercialize the Licensed Compound and Licensed Products in the Indications of COPD and Asthma in the Territory (the “Second Option”).  For the avoidance of doubt, this Section 5.2.1 does not obligate AstraZeneca to initiate or complete any Phase 2b Clinical Trials for the Licensed Compound or the Licensed Products prior to exercise of the Second Option.

5.2.2.                  If AstraZeneca exercises the Second Option prior to the expiration of the Second Option Period, Insmed and AstraZeneca shall negotiate in good faith commercially reasonable terms, including financial terms, for AstraZeneca’s further Development and Commercialization of the License Compound and Licensed Products in the Indications of COPD and Asthma.  Such agreement would include (i) diligence obligations for AstraZeneca to use

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Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Licensed Product in at least one (1) Indication (either COPD or Asthma) in each of the Major Markets, (ii) provisions for Insmed to supply API of the Licensed Compound [***] to AstraZeneca or an appropriate grant of rights to fully enable Manufacturing of the Licensed Compound and Licensed Products for AstraZeneca’s permitted Development and Commercialization activities, and (iii) provisions permitting AstraZeneca to terminate such agreement at will, at any time, in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis, upon [***] prior written notice to Insmed.  Furthermore, in connection with such exercise of the Second Option, the Parties shall discuss potential co-Development and co-Commercialization of the Licensed Compound and Licensed Products in the Field.

5.2.3.                  The Parties shall have a period of [***] from the date AstraZeneca exercises the Second Option (the “COPD/Asthma Negotiation Period”) to negotiate and execute a definitive agreement for AstraZeneca’s further Development and Commercialization of the Licensed Compound and Licensed Products in the Indications of COPD and Asthma (a “COPD/Asthma Commercial License”).  Each Party shall retain all discretion to determine, among other things, whether any proposed terms for a COPD/Asthma Commercial License are acceptable to such Party, and no Party shall be deemed to have acted without good faith solely because such Party does not agree to some or all of the other Party’s proposed terms, or if the Parties cannot come to an agreement on mutually acceptable terms.  In the event the Parties are unable to execute a mutually agreeable COPD/Asthma Commercial License within the COPD/Asthma Negotiation Period, all terms of this Agreement shall remain in full force and effect.

5.3.                           AstraZeneca Option Notice Requirements.  If AstraZeneca exercises the First Option or the Second Option, in each such exercise notice AstraZeneca shall provide information relating to AstraZeneca’s intended product presentation and the intended differentiation from the presentation of the Licensed Products being Developed by Insmed.

5.4.                            Restrictions on Insmed in COPD and Asthma.  For the sake of clarity, Insmed shall have no rights to Develop or Commercialize the Licensed Compound or Licensed Products in the Indications of COPD or Asthma unless:

5.4.1.                  AstraZeneca has not exercised the First Option within the First Option Period;

5.4.2.                  AstraZeneca has exercised the First Option during the First Option Period, but has not exercised the Second Option within the Second Option Period;

5.4.3.                  AstraZeneca has timely exercised each of the First Option and the Second Option, but the Parties are unable to execute a COPD/Asthma Commercial License within the COPD/Asthma Negotiation Period; or

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5.4.4.                  AstraZeneca’s rights under Sections 5.1 and 5.2 are terminated pursuant to Section 12.4.3(ii) or Section 13.3,

and in any such case (i.e., any of clause 5.4.1, 5.4.2, 5.4.3 or 5.4.4) the Parties have further agreed on economic terms for Insmed’s rights to Develop and Commercialize the Licensed Compound or Licensed Products in such Indications.

ARTICLE 6
ALLIANCE MANAGERS; JOINT STEERING COMMITTEE

6.1.                           Alliance Managers.  As of the Effective Date, each Party shall appoint a person who shall oversee contact between the Parties for all matters and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (“Alliance Manager”), which person may be replaced at any time by notice in writing to the other Party.  [***] shall be the initial Alliance Manager on behalf of AstraZeneca.  [***] shall be the initial Alliance Manager on behalf of Insmed.  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.  In the event the Parties establish a Joint Steering Committee pursuant to Section 6.2, the Alliance Managers shall oversee contact between the Parties for all matters between meetings of the JSC.

6.2.                           Joint Steering Committee.  In the event AstraZeneca shall undertake any Development or Commercialization of Licensed Products pursuant to exercise of its option rights under Article 5 or pursuant to an agreement entered into by the Parties under Section 2.5, then the Parties promptly shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC.  From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party.  Insmed shall select from its representatives the chairperson for the JSC, which chairperson may be changed from time to time, on written notice to AstraZeneca.  The JSC shall:

6.2.1.                  serve as a forum for discussing and supervising Development of the Licensed Compound and Licensed Products in the Field in the Territory, including by overseeing the conduct of the Development activities and reviewing Development Plans and Development reports as provided in Section 4.1.5, and by coordinating the reasonable exchange of clinical data, safety data and other data needed by each Party for its Regulatory Documentation;

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6.2.2.                  serve as a forum for discussing and supervising the Commercialization of Licensed Products in the Field in the Territory as provided in Section 4.3, including by reviewing the Commercialization Plans and overseeing the conduct of the Commercialization activities; and

6.2.3.                  perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

6.3.                           General Provisions Applicable to the JSC.

6.3.1.                  Meetings and Minutes.  The JSC shall meet as reasonably necessary to advance the Development of Licensed Products as mutually agreed by Parties’ respective representatives to the JSC.  The location of such meetings shall alternate between locations designated by Insmed and locations designated by AstraZeneca.  The chairperson of the JSC shall be responsible for calling meetings on no less than [***] notice, unless exigent circumstances require shorter notice.  Each Party shall make all proposals for agenda items at least [***] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting.  The chairperson of the JSC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

6.3.2.                  Procedural Rules.  The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representatives of the Parties on the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  Representation by proxy shall be allowed.  Subject to Section 6.3.3, the JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least one (1) representative appointed by each Party.  Employees or consultants of a Party who are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 9.

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6.3.3.                  Decision-Making.  Except for matters outside the jurisdiction and authority of the JSC (including as set forth in Section 6.3.4), if the JSC cannot, or does not, reach consensus on an issue, then such issue shall be resolved pursuant to Section 13.5.

6.3.4.                  Limitations on Authority.  Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JSC, including (i) amendment, modification or waiver of compliance with this Agreement (which may only be amended or modified as provided in Section 13.8 or compliance with which may only be waived as provided in Section 13.11), and (ii) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement that are not required by this Agreement to be considered by the JSC prior to the exercise of such consent, approval or other decision-making authority.

6.3.5.                  Discontinuation; Disbandment; Annual Reports.  The JSC shall continue to exist until the first to occur of: (i) the Parties mutually agreeing to disband the JSC; and (ii) AstraZeneca discontinuing any Development or Commercialization activities with respect to Licensed Products, at which time AstraZeneca shall provide to Insmed written notice of its intention to disband the JSC.  Upon the occurrence of either of the foregoing, (x) the JSC shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties and (y) any requirement of a Party to provide Information or other materials to the JSC shall be deemed a requirement to provide such Information or other materials to the other Party and after consultation with AstraZeneca and taking AstraZeneca’s comments, if any, into consideration in good faith, Insmed shall have the right to decide all matters that are subject to the review or approval by the JSC hereunder, with any Disputes to be resolved pursuant to Section 13.5.

ARTICLE 7
PAYMENTS AND RECORDS

7.1.                           Upfront Payment.  In partial consideration of the rights granted by AstraZeneca to Insmed hereunder, no later than thirty (30) days following the Effective Date, Insmed shall pay AstraZeneca a nonrefundable and noncreditable upfront amount equal to thirty million Dollars ($30,000,000).

7.2.                           Milestones.

7.2.1.                  Development and Regulatory Milestones.  In partial consideration of the rights granted by AstraZeneca to Insmed hereunder, Insmed shall pay to AstraZeneca the following payments within [***] of the achievement of each of the following

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milestone events, which payments shall be nonrefundable, noncreditable and fully earned upon the achievement of the applicable milestone event:

No.	Milestone Event	Milestone Payment
1.	The first dosing of the first human subject in the first Phase 3 Clinical Trial of a Licensed Product	$	[***]
2.

The earlier of (i) Insmed’s notification to AstraZeneca that Insmed intends to file an NDA for a Licensed Product provided in accordance with Section 4.2.1(iii), and (ii) Insmed’s release of an official public statement that it intends to file an NDA for a Licensed Product

		$	[***]
3.	Regulatory Approval by the applicable Regulatory Authority of the Drug Approval Application for a Licensed Product in or for [***]	$	[***]
4.	Regulatory Approval by the applicable Regulatory Authority of the Drug Approval Application for a Licensed Product in or for any of [***]	$	[***]
5.	Regulatory Approval by the applicable Regulatory Authority of the Drug Approval Application for a Licensed Product in or for any of [***]	$	[***]

Each milestone payment in this Section 7.2.1 shall be payable at the full amount above for the achievement of the associated milestone event for the first Indication, and at half of the above amount for a second Indication; provided, however, that in accordance with Section 5.4, the above milestone payments will not apply with respect to Development for the Indications of COPD and Asthma, which shall be negotiated by the Parties in the event Insmed shall pursue such Indications.

For the avoidance of doubt, and subject to the milestone payments for achievement of milestone events for a second Indication, each milestone payment shall be payable one time only, regardless of the number of Licensed Products Developed or Commercialized and regardless of the number of times any of the applicable milestone events occurs with respect to any Licensed Product.

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If, at any time, the achievement of an approval milestone described in Section 7.2.1 for a first Indication or second Indication has occurred with respect to which a payment is due hereunder and any of the preceding Clinical Trial milestones in this Section 7.2.1 corresponding to such approval have not been due or been paid, then each such skipped Clinical Trial milestone payment shall become due and payable concurrently with the milestone payment for the first approval milestone with respect to which payment is due.

7.2.2.                  Commercial Milestone.  In partial consideration of the rights granted by AstraZeneca to Insmed hereunder, Insmed shall pay to AstraZeneca the following payment within [***] after the achievement the following milestone event, which shall be nonrefundable, noncreditable and fully earned upon the achievement of the milestone event:

Milestone Event	Milestone Payment
The first time that the aggregate of all Net Sales in the Territory of a Licensed Product made by Insmed or any of its Affiliates or its or their Sublicensees in a given Calendar Year exceeds one billion Dollars ($1,000,000,000) for such Calendar Year	$35,000,000

The milestone payment in this Section 7.2.2 shall be payable only upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone event in subsequent Calendar Years, whether for the same or a different Licensed Product.

7.2.3.                  Determination that Milestones Have Occurred.  Insmed shall notify AstraZeneca promptly of the achievement of each of the events identified as a milestone in Section 7.2.1 or Section 7.2.2.  In the event that, notwithstanding the fact that Insmed has not provided AstraZeneca such a notice, AstraZeneca believes that any such milestone has been achieved, it shall so notify Insmed in writing and the Parties shall promptly meet and discuss in good faith whether such milestone has been achieved.  Any dispute under this Section 7.2.3 regarding whether or not such a milestone has been achieved shall be subject to resolution in accordance with Section 13.5.

7.3.                           Royalties.

7.3.1.                  Royalty Rates.  As further consideration for the rights granted to Insmed hereunder, commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, Insmed shall pay to AstraZeneca a royalty on Net Sales of each Licensed Product in the Territory during each Calendar Year at the following rates:

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(i)                                     for that portion of aggregate Net Sales of such Licensed Product in the Territory during a Calendar Year less than or equal to [***] Dollars ($[***]), a royalty rate of [***] percent ([***]%);

(ii)                                  for that portion of aggregate Net Sales of such Licensed Product in the Territory during a Calendar Year greater than [***] Dollars ($[***]) but less than or equal to [***] Dollars ($[***]), a royalty rate of [***] percent ([***]%); and

(iii)                               for that portion of aggregate Net Sales of such Licensed Product in the Territory during a Calendar Year greater than [***] Dollars ($[***]), a royalty rate of [***] percent ([***]%);

provided, however, that in accordance with Section 5.4, the above royalty rates will not apply with respect to Commercialization for the Indications of COPD and Asthma, which shall be negotiated by the Parties in the event Insmed shall pursue such Indications.

7.3.2.                  Blended Royalty.  Insmed acknowledges that (i) the AstraZeneca Know-How and the Information included in the AstraZeneca Regulatory Documentation licensed to Insmed is proprietary and valuable and that, without the AstraZeneca Know-How and such Information, Insmed would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products, (ii) access to the AstraZeneca Know-How and the rights with respect to the AstraZeneca Regulatory Documentation has provided Insmed with a competitive advantage in the marketplace beyond the exclusivity afforded by the AstraZeneca Patents and the regulatory exclusivity and (iii) the milestone payments and royalties set forth in Sections 7.2.1 and 7.2.2 and Section 7.3.1, respectively, are, in part, intended to compensate AstraZeneca for such exclusivity and such competitive advantage.  The Parties agree that the royalty rates set forth in Section 7.3.1 reflect an efficient and reasonable blended allocation of the value provided by AstraZeneca to Insmed.

7.3.3.                  Royalty Term.  Insmed shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.  Upon expiration of the Royalty Term with respect to a Licensed Product in any country, the license grants to Insmed in Section 2.1, as applicable, with respect to such Licensed Product shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country, subject to any agreement entered into between the Parties pursuant to Section 2.5 or Section 5.2.

7.4.                           Reductions.  In the event that:

7.4.1.                  in any country in the Territory during the Royalty Term for a Licensed Product, one or more Generic Products are sold by any Person other than Insmed, its Affiliates, or its or their Sublicensees, and such Generic Products have sales in such country resulting in a reduction of the number of unit sales of the corresponding Licensed Product in

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such country in a Calendar Quarter of [***] percent ([***]%) or more as compared to [***] of such Licensed Product in such country for [***] immediately preceding the first sale of the first Generic Product in such country, then, commencing upon the first day of the following Calendar Quarter and for the remainder of the Royalty Term for such Licensed Product in such country thereafter, each royalty rate for such Licensed Product set forth in Section 7.3.1 with respect to such country shall be reduced by [***] percent ([***]%) [***]; and

7.4.2.                  pursuant to Section 8.6, Insmed enters into an agreement with a Third Party in order to obtain a license to a Patent Right or other intellectual property right that relates to the Licensed Compound, a Licensed Product or any AstraZeneca Patent or AstraZeneca Know-How and is reasonably necessary to Exploit the Licensed Compound in the Field in a country in the Territory or otherwise use AstraZeneca Patents or AstraZeneca Know-How in such country, Insmed shall be entitled to deduct from milestone payments and royalties payable hereunder in a given Calendar Year with respect to such Licensed Product in such country [***] percent ([***]%) of any fees, milestone payments or royalties paid to such Third Party in such Calendar Year under such agreement, solely to the extent that such fees, milestone payments or royalties paid to such Third Party are triggered by activities involving a Licensed Product that would, absent such agreement, infringe a Patent Right or otherwise misappropriate an intellectual property right of such Third Party that is licensed under such agreement.

7.5.                           Maximum Amount of Reductions.  In no event shall the amounts payable to AstraZeneca under Sections 7.2 and 7.3 be reduced by operation of Section 7.4 by more than [***] percent ([***]%) of what would otherwise be due by operation of Sections 7.2 and 7.3 without regard to Section 7.4 in any Calendar Year as a result of the reductions set forth in Section 7.4.  Any unused reduction may be carried over into subsequent Calendar Years.  For clarity, to the extent the adjustments in Section 7.4 or this Section 7.5 cover periods in which payments are due based on more than one royalty rate described in Section 7.3.1, the Net Sales to which such adjustments apply shall be distributed on a pro rata basis among the applicable royalty rates set forth in Section 7.3.1.

7.6.                           Royalty Payments and Reports.  Insmed shall calculate all amounts payable to AstraZeneca pursuant to Section 7.3.1 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 7.7.  Insmed shall pay to AstraZeneca the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter.  Each payment of royalties due to AstraZeneca shall be accompanied by a statement specifying, on a Licensed Product-by-Licensed Product basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each country the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.  Without limiting the generality of the foregoing, Insmed shall require its Affiliates and Sublicensees to account for their Net Sales and to provide

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such reports with respect thereto, as if such sales were made by Insmed.

7.7.                           Mode of Payment; Offsets.  All payments to AstraZeneca under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as AstraZeneca may from time to time designate by notice to Insmed.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Insmed shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliates’ or Sublicensees’, as applicable, standard conversion methodology consistent with GAAP.  Insmed shall have no right to offset, set off or deduct any amounts from or against the amounts due to AstraZeneca hereunder.

7.8.                           Taxes.

7.8.1.                  General.  The milestone payments and royalties payable by Insmed to AstraZeneca pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Except as provided in this Section 7.8, AstraZeneca shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Insmed) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Insmed shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Insmed or the appropriate governmental authority (with the assistance of Insmed to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Insmed of its obligation to withhold such tax and Insmed shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Insmed has received evidence of AstraZeneca’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the Payments are due.  If, in accordance with the foregoing, Insmed withholds any amount, it shall pay to AstraZeneca the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to AstraZeneca proof of such payment within [***] following such payment.  In case of an assignment of this Agreement in accordance with Section 13.3, and if an assignee under Applicable Law is required to deduct or withhold any taxes from any amount payable under or in respect of this Agreement, and the amount so deducted or withheld exceeds the amount that would have been deducted or withheld absent an assignment, the assignee shall increase the amount payable so as to ensure that, after such deduction or withholding (together with any increased deduction or withholding required as a result of the increase in the amount payable), the payee receives and retains the amount that it would have received and retained in the absence of an assignment (together with any increased deduction or withholding required as a result of the increase in the amount payable).

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7.8.2.                  Value Added Tax.  Notwithstanding anything contained in Section 7.8.1, this Section 7.8.2 shall apply with respect to value added tax (“VAT”).  All Payments are exclusive of VAT.  If any VAT is chargeable in respect of any Payments, Insmed shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by AstraZeneca in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [***] after the receipt by Insmed of the applicable invoice relating to that VAT payment.

7.9.                           Interest on Late Payments.  If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] ([***]) basis points above the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

7.10.                    Financial Records.  Insmed and its Affiliates shall and shall use Commercially Reasonable Efforts to cause its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder.  Insmed and its Affiliates shall and shall use Commercially Reasonable Efforts to cause its and their Sublicensees to, retain such books and records until the later of (i) [***] after the end of the period to which such books and records pertain, (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (iii) for such period as may be required by Applicable Law.

7.11.                    Audit.  At the reasonable request of AstraZeneca, Insmed and its Affiliates shall and shall use Commercially Reasonable Efforts to cause its and their Sublicensees to permit AstraZeneca or an independent auditor designated by AstraZeneca and reasonably acceptable to Insmed, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.10 to ensure the accuracy of all reports and payments made hereunder; provided, however, that AstraZeneca shall not exercise its rights under this Section 7.11 more than [***] ([***]) [***].  Except as provided below, the cost of this audit shall be borne by AstraZeneca, unless the audit reveals, with respect to a period, a variance of more than [***] percent ([***]%) from the reported amounts for such period, in which case Insmed shall bear the cost of the audit.  Unless disputed pursuant to Section 7.12 below, if such audit concludes that (i) additional amounts were owed by Insmed, Insmed shall pay the additional amounts, with interest from the date originally due as provided in Section 7.9 or (ii) excess payments were made by Insmed, AstraZeneca shall reimburse such

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excess payments, in either case ((i) or (ii)), within [***] after the date on which such audit is completed by AstraZeneca.

7.12.                    Audit Dispute.  In the event of a dispute with respect to any audit under Section 7.11, AstraZeneca and Insmed shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than [***] after such decision and in accordance with such decision, (i) Insmed shall pay the additional amounts, with interest from the date originally due as provided in Section 7.9, (ii) AstraZeneca shall reimburse the excess payments, as applicable.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1.                           Ownership of Intellectual Property.

8.1.1.                  Ownership of Technology.  Subject to Section 8.1.2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (i) Information, Improvements and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensees), as applicable, under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents; and (ii) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise controlled (other than pursuant to the license grants set forth in Sections 2.1 and 2.2) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

8.1.2.                  Ownership of Joint Patents and Joint Know-How.  As between the Parties, each of AstraZeneca and Insmed shall own an equal, undivided interest in any and all:  (i) Information, Improvements and other inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of AstraZeneca or its Affiliates or its or their (sub)licensees, on the one hand, and Insmed or its Affiliates or its or their Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”); and (ii) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information,

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Improvements and other inventions described in clause (i) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”).  Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates and its and their (sub)licensees (or Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents.  Subject to the licenses and rights of reference granted under Sections 2.1 and 2.2 and, in the case of Insmed, its obligations set forth in Section 2.5 and Article 5, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.

8.1.3.                  United States Law.  The determination of whether Information, Improvements and other inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs.  Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information, Improvements and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (i) the sole ownership provided for in Section 8.1.1 and (ii) the joint ownership provided for in Section 8.1.2.

8.1.4.                  Assignment Obligation.  Each Party shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Information, Improvement or other inventions by or on behalf of either Party or its Affiliates or its or their (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in any Information, Improvement and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license, shall be obtained).

8.1.5.                  Ownership of Product Trademarks.  As between the Parties, Insmed shall own all right, title and interest to the Product Trademarks in the Territory.

8.1.6.                  Ownership of Corporate Names.  As between the Parties, each Party shall retain all right, title and interest in and to its respective Corporate Names.

8.2.                           Maintenance and Prosecution of Patents.

8.2.1.                  In General.

(i)                                     As between the Parties:

1.                                  Insmed shall through counsel mutually acceptable to each Party, have the right, but not the obligation, to prepare, file, prosecute and maintain AstraZeneca Patents and Joint Patents that are necessary for the Exploitation of the of Licensed Compounds or Licensed Products, including any related interference, re-issuance and re-examination proceedings with respect thereto, in the Territory, in each case, the cost and expense of which shall be borne by Insmed.  If Insmed identifies patentable inventions necessary for the Exploitation of the Licensed Compounds or Licensed Products within the AstraZeneca Know-How in the course of reviewing the AstraZeneca Know-How, the rights under this Section 8.2.1 include the right for Insmed to file, prosecute and maintain new patent applications in the name of AstraZeneca claiming or covering such patentable inventions at Insmed’s cost and expense;

2.                                  AstraZeneca shall, through counsel mutually acceptable to each Party, have the right, but not the obligation, to prepare, file, prosecute and maintain AstraZeneca Patents and Joint Patents that are reasonably useful (but not necessary) for the Exploitation of Licensed Compounds or Licensed Products, including any related interference, re-issuance and re-examination proceedings with respect thereto, in the Territory, in each case, the cost and expense of which shall be borne by AstraZeneca.  If Insmed identifies patentable inventions reasonably useful (but not necessary) for the Exploitation of the of Licensed Compounds or Licensed Products within the AstraZeneca Know-How in the course of reviewing the AstraZeneca Know-How, the rights under this Section 8.2.1 include the right of AstraZeneca to file, prosecute and maintain new patent applications in the name of AstraZeneca claiming or covering such patentable inventions at AstraZeneca’s cost and expense; and

3.                                  Insmed shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Insmed Patents, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, worldwide, in each case, at its sole cost and expense and through counsel of its choice.

(ii)                                  For purposes of this Section 8.2, the Party prosecuting, maintaining or undertaking other related activities pursuant to this Agreement with respect to a Patent shall be the “Prosecuting Party.”  The Prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of the AstraZeneca Patents, Insmed Patents and Joint Patents, as applicable, in the Territory, including by providing the non-Prosecuting Party with a copy of material communications to and from any patent authority in the Territory regarding such Patents and by providing the non-Prosecuting Party drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the non-Prosecuting Party to review and comment thereon.  The Prosecuting Party shall consider in good faith the requests and suggestions of the non-Prosecuting Party with respect to such drafts and with respect to strategies for filing and prosecuting such Patents in the Territory.  If, as between the Parties, the Prosecuting Party decides not to prepare, file, prosecute or maintain an AstraZeneca Patent, an Insmed Patent or a Joint Patent in a country in the Territory, the Prosecuting Party shall provide reasonable prior written notice to the non-Prosecuting Party of such intention and the non-Prosecuting Party shall thereupon have the right, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution and maintenance of such AstraZeneca Patent,

Insmed Patent or Joint Patent at its sole cost and expense in such country, whereupon the non-Prosecuting Party shall be deemed the Prosecuting Party with respect to such Patent.

8.2.2.                  Cooperation.  The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the AstraZeneca Patents, the Insmed Patents and Joint Patents in the Territory under this Agreement, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (iii) provide the Prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the AstraZeneca Patents, the Insmed Patents or the Joint Patents including relevant Third Party patents and patent applications located; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the Prosecuting Party shall reimburse the non-Prosecuting Party for its reasonable and verifiable costs and expenses incurred in connection therewith.

8.2.3.                  Patent Term Extension and Supplementary Protection Certificate.  As between the Parties, Insmed shall have the sole right to make decisions regarding and Insmed shall have the right to apply for, patent term extensions, in the Territory, including in the United States with respect to extensions pursuant to U.S. 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the AstraZeneca Patents, Joint Patents and any Insmed Patents and with respect to the Licensed Compound and the Licensed Products, in each case including whether or not to do so; provided that Insmed shall consult with AstraZeneca in good faith to determine the course of action with respect to such filings.  AstraZeneca shall provide prompt and reasonable assistance, as requested by Insmed, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

8.2.4.                  Common Ownership under Joint Research Agreements.  Notwithstanding anything to the contrary in this Article 8, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 8 without the prior written consent of the other Party.  With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

8.2.5.                  Patent Listings.  As between the Parties, Insmed shall have the right and responsibility to make all filings with Regulatory Authorities in the Territory with respect to the AstraZeneca Patents, Insmed Patents and Joint Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book and (ii) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents; provided that Insmed shall consult with AstraZeneca to determine the course of action with respect to such filings.

8.3.                           Enforcement of Patents.

8.3.1.                  Notice.  Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the AstraZeneca Patents, Insmed Patents or Joint Patents in any jurisdiction in the Territory, or (ii) any certification filed under the Hatch-Waxman Act claiming that any AstraZeneca Patents, Insmed Patents or Joint Patents are invalid or unenforceable or claiming that any AstraZeneca Patents, Insmed Patents or Joint Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction, in each case ((i) and (ii)) of which such Party becomes aware (an “Infringement”).

8.3.2.                  Enforcement of Patents.  As between the Parties, Insmed shall have the first right, but not the obligation, to prosecute any Infringement with respect to the AstraZeneca Patents, Insmed Patents and Joint Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Insmed’s sole cost and expense, using counsel of its choice.  For purposes of this Section 8.3, the Party prosecuting any Infringement pursuant to the foregoing sentence with respect to a Patent shall be the “Enforcing Party.”  In the event Insmed prosecutes any such Infringement in the Field in the Territory, AstraZeneca shall have the right to join and shall join if it is a necessary party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that Insmed shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  In the event AstraZeneca prosecutes any such Infringement in the Field in the Territory, Insmed shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that AstraZeneca shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  If the Enforcing Party or its designee does not take commercially reasonable steps to prosecute an Infringement in the Field (x) within [***] following the first notice provided above with respect to such Infringement or (y) provided such date occurs after the first such notice of such Infringement is provided, [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then (1) the Enforcing Party shall so notify the non-Enforcing Party and (2) the non-Enforcing Party shall, at its sole cost and expense, have the right in its sole discretion to  prosecute such alleged or threatened infringement in the Field or take other appropriate action in the name of either Party or both Parties, whereupon the non-Enforcing Party shall be deemed the Enforcing Party with respect to such Infringement.

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8.3.3.                  Cooperation.  The Parties agree to cooperate fully in any Infringement action pursuant to this Section 8.3, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request.  With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.3, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that, the Enforcing Party shall reimburse such other Party for its reasonable and verifiable costs and expenses incurred in connection therewith.  Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 8.3 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Section 8.3 involving Patents Controlled by or licensed under Article 2 to the other Party, the Enforcing Party shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

8.3.4.                  Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be retained by the Enforcing Party; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to an AstraZeneca Patent, Insmed Patent or Joint Patent is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.

8.4.                           Infringement Claims by Third Parties.  If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Insmed or any of its Affiliates or its or their Sublicensees (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 8.3, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing.  As between the Parties, Insmed shall be responsible for defending any such claim, suit or proceeding at its sole cost and expense, using counsel of its choice.  AstraZeneca shall participate as necessary in any such claim, suit or proceeding at

Insmed’s sole cost and expense unless AstraZeneca decides to engage a counsel of its own, other than the counsel engaged by Insmed, at AstraZeneca’s sole cost and expense; provided that Insmed shall retain the right to control such claim, suit or proceeding.  AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Insmed, as Insmed may reasonably request from time to time, in connection with its activities set forth in this Section 8.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Insmed shall reimburse AstraZeneca for its reasonable and verifiable actual, out-of-pocket costs and expenses incurred in connection therewith.  Insmed shall keep AstraZeneca reasonably informed of all material developments in connection with any such claim, suit or proceeding.  Insmed agrees to provide AstraZeneca with copies of all material pleadings filed in such action and to allow AstraZeneca reasonable opportunity to participate in the defense of the claims.  Any damages, or awards, including royalties incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 8.4 shall be, subject to Section 7.4.2, borne by Insmed.

8.5.                           Invalidity or Unenforceability Defenses or Actions.  Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the AstraZeneca Patents, Insmed Patents or Joint Patents by a Third Party, including, without limitation, any declaratory judgment proceeding, inter partes review, post-grant review or other opposition proceeding with respect thereto (an “Invalidity Claim”) of which such Party becomes aware.  As between the Parties, (i) Insmed shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the AstraZeneca Patents, the Insmed Patents and the Joint Patents at its sole cost and expense, using counsel of its choice, including, when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 8.3.  For purposes of this Section 8.5, the Party defending the Invalidity Claim pursuant to the foregoing sentence with respect to a Patent shall be the “Controlling Party.”  With respect to any such claim, suit or proceeding in the Territory, the non-Controlling Party may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that the Controlling Party shall retain control of the defense in such claim, suit or proceeding.  If the Controlling Party or its designee elects not to defend or control the defense of the applicable Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then the non-Controlling Party may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense.  The non-Controlling Party in such an action shall, and shall cause its Affiliates to, assist and cooperate with the Controlling Party, as such Controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable costs and expenses incurred in connection therewith.  In connection with any activities with respect to a defense, claim or counterclaim relating to the AstraZeneca Patents, Insmed Patents or Joint Patents pursuant to this Section 8.5, the Controlling Party shall (x) consult with the non-Controlling Party as to the strategy for such activities, (y) consider in good faith any comments from the non-Controlling

Party and (z) keep the non-Controlling Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

8.6.                           Third Party IP Rights.  If in the reasonable opinion of Insmed, the Exploitation of the Licensed Compound or Licensed Product in the Field and in the Territory by Insmed, any of its Affiliates or any of its or their Sublicensees infringes or is reasonably expected to infringe any Patent or otherwise misappropriate the intellectual property rights of a Third Party in any country in the Territory (such right, a “Third Party IP Right”), then, as between the Parties, Insmed shall have the right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party IP Right as necessary or desirable for Insmed or its Affiliates or its or their Sublicensees to Exploit the Licensed Compound and Licensed Products in the Field in such country; provided that (i) as between the Parties, Insmed shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license, (ii) any such license shall provide for the unencumbered right, but not the obligation, to transfer such license to AstraZeneca or any of its Affiliates upon termination or expiration of this Agreement with respect to the applicable country(ies) and (iii) Insmed shall obtain the written consent of AstraZeneca prior to entering into any such license (such consent not to be unreasonably withheld, delayed or conditioned), in each case ((i), (ii) and (iii)), subject to Section 7.4.2.

8.7.                           Product Trademarks.

8.7.1.                  Notice.  Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

8.7.2.                  Prosecution of Product Trademarks.  Insmed shall be responsible for the registration, prosecution and maintenance of the Product Trademarks using counsel of its own choice; provided that AstraZeneca shall have the right to provide input on the overall strategy for such registration, prosecution and maintenance and Insmed shall consider such input in good faith.  All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Insmed.

8.7.3.                  Enforcement of Product Trademarks.  Insmed shall have the right to take such action as Insmed, after consultation with AstraZeneca, deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice; provided that AstraZeneca shall have the right to provide input on the overall strategy for such action and Insmed shall consider such input in good faith.  Insmed shall retain any damages or other amounts collected in connection therewith; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Product Trademark is attributable to loss of sales or profits with respect to a Licensed Product, the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Licensed Product.  Subject to the foregoing, AstraZeneca may elect at its sole cost and expense to participate in the enforcement of the Product Trademarks in the Territory.

8.7.4.                  Third Party Claims.  Insmed shall have the right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory at its sole cost and expense and using counsel of its choice; provided that AstraZeneca shall have the right to provide input on the overall strategy for such defense and settlement and Insmed shall consider such input in good faith.  Any damages, or awards, including royalties incurred or awarded in connection with any such claim defended under this Section 8.7.4 shall be borne by Insmed.

8.7.5.                  Cooperation.  AstraZeneca shall, and shall cause its Affiliates to, assist and cooperate with Insmed, as Insmed may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Insmed shall reimburse AstraZeneca for its and its Affiliates’ reasonable and verifiable costs and expenses incurred in connection therewith.

8.8.                           Corporate Names.  Neither Party shall, nor shall either Party permit their respective Affiliates (and for Insmed, its and its Affiliates’ respective Sublicensees) to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Corporate Names, (ii) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Corporate Names or (iii) attack, dispute or contest the validity of or ownership of the Corporate Names anywhere in the Territory or any registrations issued or issuing with respect thereto or any pending registration thereof.  Each Party agrees, and shall cause their respective Affiliates (and for Insmed, its and its Affiliates’ respective Sublicensees), to conform (x) to the customary industry standards for the protection of the Trademarks and to such trademark usage guidelines as the Parties may furnish from time to time with respect to the use of the Corporate Names and (y) to adhere to and maintain the highest quality standards of AstraZeneca with respect to goods sold and services provided under the Corporate Names.

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ARTICLE 9
CONFIDENTIALITY AND NON-DISCLOSURE

9.1.                           Confidentiality Obligations.  At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party, including information relating to the terms of this Agreement (subject to Section 9.4 and Section 10.5.7), information relating to the Licensed Compound or any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Insmed Know-How and AstraZeneca Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.  Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:

9.1.1.                  is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

9.1.2.                  can be demonstrated by bona fide written documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Joint Know-How;

9.1.3.                  is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

9.1.4.                  has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

9.1.5.                  can be demonstrated by bona fide written documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Joint Know-How.

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Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

9.2.                           Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

9.2.1.                  made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

9.2.2.                  made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

9.2.3.                  made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

9.2.4.                  made by or on behalf of the receiving Party to potential or actual investors, acquirers, licensees or sublicensees as may be necessary in connection with their evaluation of such potential or actual investment, acquisition, license or sublicense; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure);

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provided, further, that if either Party seeks to disclose the terms of this Agreement to potential investors, acquirers, licensees or sublicensees, the Party seeking to disclose this Agreement must obtain the other Party’s prior written consent before disclosing this Agreement (such consent not to be unreasonably withheld, delayed or conditioned).

9.3.                           Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 9.3 shall not prohibit (i) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

9.4.                           Public Announcements. The Parties have agreed upon the content of a press release which shall be issued by Insmed substantially in the form attached hereto as Schedule 9.4, the release of which the Parties shall coordinate in order to accomplish such release promptly after execution of this Agreement.  Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed, except that such consent shall not be required for any such public announcement, press release or other disclosure that is (i) in the opinion of the disclosing Party’s counsel, required by Applicable Law or made pursuant to any rules or regulations of the United States Securities Exchange Commission or any securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed or traded (or to which an application for listing has been submitted), or (ii) issued in connection with routine or required filings made pursuant to any rules or regulations of the United States Securities Exchange Commission or any securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed or traded (or to which an application for listing has been submitted) (each of (i) and (ii), a “Required Disclosure”).  Each Party shall submit any proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon, except that neither Party shall have such opportunity to comment on any Required Disclosure of the other Party.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 9.4; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

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9.5.                           Publications.

9.5.1.                  The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement.  Accordingly, each Party shall be free to publicly disclose the results of and information regarding, its activities under this Agreement, subject to prior review by the other Party of any disclosure of Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 9.5.  Accordingly, prior to publishing or disclosing any Confidential Information, the publishing Party shall provide the non-publishing Party with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information.  The non-publishing Party shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation.  The publishing Party agrees to allow a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the non-publishing Party.  In addition, the publishing Party shall give due regard to comments furnished by the non-publishing Party and such comments shall not be unreasonably rejected, provided that the publishing Party retains ultimate discretion to determine whether and how to incorporate any such comments.

9.5.2.                  Insmed acknowledges that, as of the Effective Date, AstraZeneca has certain publications or presentations relating to the AstraZeneca Patents and the AstraZeneca Know-How currently under review pending publication and currently planned for publication or presentation, as more fully described on Schedule 9.5.2 attached hereto.  AstraZeneca shall have the right to publish such publications and make such presentations without Insmed’s prior written consent, provided that any material change to such pending or planned publications or presentations shall be provided to Insmed for review and comment in accordance with the provisions of Section 9.5.1.

9.6.                           Return of Confidential Information.  Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any

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event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

9.7.                           Privileged Communications.

9.7.1.                  In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another communications which may be privileged, protected, or otherwise confidential or may constitute attorney work product, including opinions, memoranda, letters and other written, electronic and verbal communications, related to the subject matter of this Agreement (“Common Interest Information”).  Common Interest Information may be disclosed orally or in writing; may include legal and factual research and analysis, mental impressions, strategy, interview memoranda, drafts, reports, databases, or records of meetings in person, by telephone or by any other forms of communication and other relevant information.  The Parties intend that no claim of work product, opinion work product, attorney-client privilege, or other privilege shall be waived by reason of the disclosure of Common Interest Information to, by or between (i) representatives and administrative staff for the Parties and their respective Affiliates; (ii) attorneys, legal advisors, paralegals, legal secretaries and other legal staff employed by the Parties and their respective Affiliates; (iii) outside counsel and their partners, associates and staff retained to advise or represent a Party with respect to this Agreement; (iv) other employees and agents of the Parties and their respective Affiliates acting under the control and direction of individuals described in Paragraphs (ii) and (iii) above who have need-to-know for the purposes described in this Agreement and agree to be bound by this Agreement; and (v) individuals engaged by counsel to assist in the performance of this Agreement who shall be required to be bound in writing to the confidentiality obligations of this Agreement.  Disclosures of Common Interest Information are made with the understanding that they shall remain confidential in accordance with this Article 9 and that they are made in connection with the common legal interests existing between AstraZeneca and Insmed, including the common legal interests of avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the AstraZeneca Patents, Insmed Patents and Joint Patents.  By offering or accepting any Common Interest Information, each of the Parties and each of their respective counsel represents that the common legal interests of the Parties are continuing, that the offering and accepting of such Common Interest Information is covered by this Agreement, and that all applicable privileges and protections remain in effect.  For clarity, no provision of this Agreement shall be construed to defeat the attorney-client privilege between any Party and its counsel.

9.7.2.                  In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement.  In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party.  Notwithstanding anything contained in this Section 9.7, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 9.7.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1.       Mutual Representations and Warranties.  AstraZeneca and Insmed each represents and warrants to the other, as of the Effective Date, and covenants, that:

10.1.1.    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

10.1.2.    The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:  (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

10.1.3.    This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

10.1.4.    It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

10.1.5.    Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

10.2.       Additional Representations and Warranties of AstraZeneca.  AstraZeneca further represents and warrants to Insmed, as of the Effective Date, that:  (i) AstraZeneca Controls the Existing Patents as of the Effective Date and has the right to grant the licenses and sublicenses specified herein; and (ii) AstraZeneca has not received any written claim alleging, and does not have Knowledge of any fact or circumstance indicating that the Existing Patents or the AstraZeneca Know-How are invalid or unenforceable as they exist as of the Effective Date, or that the Development or Commercialization of the Licensed Products as contemplated herein infringes any Patent owned by any Third Party.

10.3.       DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.4.       ADDITIONAL WAIVER.  INSMED AGREES THAT:  (I) THE ASTRAZENECA PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND INSMED EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST ASTRAZENECA FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE ASTRAZENECA PATENTS; (II) INSMED AGREES THAT ASTRAZENECA WILL HAVE NO LIABILITY TO INSMED FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENCE OR OTHER HANDLING OF THE ASTRAZENECA PATENTS; AND (III) INSMED IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE ASTRAZENECA PATENTS HAVE APPLICABILITY OR UTILITY IN INSMED’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCTS AND INSMED ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

10.5.       Anti-Bribery and Anti-Corruption Compliance.

10.5.1.    Each Party agrees, on behalf of itself and its Affiliates, and its and its Affiliates’ respective officers, directors and employees (the “Representatives”) that for the performance of its obligations hereunder:

(i)      Each Party and its respective Representatives shall not directly or indirectly pay, offer or promise to pay or authorize the payment of any money or give, offer or promise to give or authorize the giving of anything else of value, to:  (a) any Government Official in order to improperly influence official action; (b) any Person (whether or not a Government Official) (1) to improperly influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such Person for acting improperly or (3) where such Person would be acting improperly by receiving the money or other thing of value; (c) any Person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to or will otherwise benefit, a Government Official in order to improperly influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (d) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly.

(ii)     Each Party and its respective Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

10.5.2.    In performance of its obligations hereunder, each Party and its respective Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause AstraZeneca or its Affiliates or Insmed or its Affiliates, as the case may be, to be in violation of any such laws.

10.5.3.    Each Party, on behalf of itself and its respective Representatives, represents and warrants to the other Party that: (i) all information provided by one Party to the other Party in any anti-bribery and anti-corruption due diligence checklist or similar due diligence process is true, complete and correct (excluding any immaterial aspects) at the date it was provided and that any material changes in circumstances relevant to the answers provided in such exercise shall be immediately disclosed to the other Party; and (ii) to the best of each Party’s and its respective Affiliates’ Knowledge, no Representative that will participate or support such Party’s performance of its obligations hereunder has, directly or indirectly, (a) paid, offered or promised to pay or authorized the payment of any money, (b) given, offered or promised to give or authorized the giving of anything else of value or (c) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((a), (b) and (c)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

10.5.4.    Each Party shall convey to each of its respective agents, representatives, consultants and subcontractors which perform services in connection with the subject matter of this Agreement, and which interact or have a reasonable expectation of interacting with Government Officials on behalf of the respective Party in connection with the subject matter of this Agreement (each, a “Third Party Representative”), in a manner consistent with such Party’s Anti-Corruption Rules and Policies, the importance of such Third Party Representative’s compliance with Anti-Corruption Laws.  Each Party shall use diligent efforts to promote compliance with Anti-Corruption Laws by such Third Party Representatives.

10.5.5.    Each Party shall promptly provide the other Party with written notice of the following events:  (i) upon becoming aware of any breach or violation by such Party or other such Party’s Representative of any representation, warranty or undertaking set forth in Sections 10.5.1 through 10.5.3 above; or (ii) upon receiving a formal notification that such Party is the target of a formal investigation by a governmental authority for violation of any Anti-Corruption Law in connection with the subject matter of this Agreement or upon receipt of information from any of such Party’s Representatives or Third Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a violation of any Anti-Corruption Law.  Any notice provided under this Section 10.5.5 shall be deemed the Confidential Information of the Party providing such notice.

10.5.6.    For the term of this Agreement, each Party shall, for the purpose of auditing and monitoring the performance of its compliance with this Section 10.5, permit the other Party and any of its auditors and any governmental authority to have reasonable access, during the audited Party’s normal business hours, to any premises of the audited Party or such Party’s Representatives used in connection with this Agreement, together with a right to access personnel and records that are reasonably related to this Section 10.5, except where such access would constitute a violation of Applicable Law (“Audit”); provided, however, that in no event shall either Party exercise its right to Audit as provided in this Section 10.5.6 more than [***].

(i)      To the extent that any Audit requires access and review of any commercially or strategically sensitive information or agreements of the audited Party or such Party’s Representatives relating to the business of such Party or such Party’s Representatives (including information about prices and pricing policies, cost structures and business strategies) such activity shall be carried out by a third party professional advisor appointed by the auditing Party and such professional advisors shall only report back to the auditing Party such information as is directly relevant to informing the auditing Party on the audited Party’s compliance with the particular provisions of this Agreement or the agreement being audited.

(ii)     Each Party shall, and shall use best efforts to cause each Party’s respective Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by the auditing Party for the purposes of an Audit.  The auditing Party shall cause any such auditor to enter into a confidentiality agreement substantially consistent with the applicable requirements of Article 9 hereof.  The auditing Party shall instruct any Third Party auditor or other Person given access in respect of an Audit to cause the minimum amount of disruption to the business of the audited Party and the audited Party’s Representatives and to comply with relevant building and security regulations.

(iii)    The costs and fees of any inspection Audit shall be paid by the auditing Party, except that if an inspection or Audit reveals any non-immaterial breach or violation by the audited Party (including through any other Representative of the audited Party) of any representation, warranty or undertaking set forth in Sections 10.5.1 through 10.5.3 above, the costs of such inspection or Audit shall be paid by the audited Party.  The audited Party shall bear its own costs of rendering assistance to the Audit.

10.5.7.    Each Party may disclose the terms of this Agreement or any action taken under this Section 10.5 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party or such Party’s Representatives and the payment terms, to any governmental authority if the disclosing Party reasonably determines, upon advice of counsel, that such disclosure is necessary.

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10.5.8.    Each Party represents and warrants that (i) it has reviewed its respective internal programs in relation to the Anti-Corruption Laws and the ability of each Party’s respective Representatives to adhere to such Party’s own Anti-Corruption Rules and Policies in performance of its obligations hereunder in advance of the signing of this Agreement and (ii) each Party and its respective Representatives can and will continue to comply with such Anti-Corruption Laws and such Party’s own Anti-Corruption Rules and Policies in performance of its respective obligations hereunder.

ARTICLE 11
INDEMNITY

11.1.       Indemnification of AstraZeneca.  Insmed shall indemnify AstraZeneca, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to, or occurring as a result of:  (i) the breach by Insmed of this Agreement, including the enforcement of AstraZeneca’s rights under this Section 11.1; (ii) the gross negligence or willful misconduct on the part of Insmed or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (iii) the Exploitation by Insmed or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compound in or for the Territory, except, in each case ((i), (ii) and (iii)), for those Losses for which AstraZeneca has an obligation to indemnify Insmed pursuant to Section 11.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

11.2.       Indemnification of Insmed.  AstraZeneca shall indemnify Insmed, its Affiliates and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses incurred in connection with any and all Third Party Claims arising from, relating to, or occurring as a result of:  (i) the breach by AstraZeneca of this Agreement, including the enforcement of Insmed’s rights under this Section 11.2; (ii) the gross negligence or willful misconduct on the part of AstraZeneca or its Affiliates or its or their sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; or (iii) the Exploitation of the Licensed Compound or Licensed Products in or for the Terminated Territory, except, in each case ((i), (ii) and (iii)), for those Losses for which Insmed has an obligation to indemnify AstraZeneca pursuant to Section 11.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

11.3.       Indemnification Procedures.

11.3.1.    Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The

Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 11, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.3.2.    Control of Defense.  The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly, but in no event more than [***], deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable actual, out-of-pocket costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Article 11 in its defense of the Third Party Claim.

11.3.3.    Right to Participate in Defense.  Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 11.3.2), (ii) the indemnifying Party has failed to assume the defense and

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employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

11.3.4.    Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.3.5.    Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

11.3.6.    Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4.       Special, Indirect and Other Losses.  EXCEPT (i) IN THE EVENT THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9, (ii) AS PROVIDED UNDER SECTION 13.10, (iii) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

11.5.       Insurance.  Insmed shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compound and Licensed Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law.  Upon request by AstraZeneca, Insmed shall provide to AstraZeneca evidence of its insurance coverage.

ARTICLE 12
TERM AND TERMINATION

12.1.       Term and Expiration.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”).  Following the expiration of the Royalty Term for a Licensed Product in a country, the grants in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country, subject to any agreement entered into between the Parties pursuant to Section 2.5 or Section 5.2.3.  For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable in their entirety, subject to any agreement entered into between the Parties pursuant to Section 2.5 or Section 5.2.3.

12.2.       Termination.

12.2.1.    Material Breach.  In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (i) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions) and (ii) with respect to an

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uncured material breach consisting of Insmed’s diligence obligations under Section 4.1.1 or Section 4.3.1, as applicable, with respect to a country in the applicable Major Market, AstraZeneca shall have the right to terminate this Agreement, in its sole discretion, (a) solely with respect to such country, or (b) solely with respect to the applicable Major Market, or (c) in its entirety.

12.2.2.    Termination by Insmed.  Insmed may terminate this Agreement (i) in its entirety immediately upon written notice to AstraZeneca that Insmed in good faith determines that it is not advisable for Insmed to continue to Develop or Commercialize the Licensed Products due to safety or efficacy concerns or (ii) in its entirety, on a Licensed Product-by-Licensed Product basis or on a country-by-country basis, for any or no reason, upon [***] prior written notice to AstraZeneca.

12.2.3.    Termination for Insolvency.  In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof or (vii) admits in writing to the other Party or publicly admits in writing its inability generally to meet its obligations as they fall due in the general course and such writing is not rescinded within [***] of the delivery or disclosure thereof (each of (i) through (vii), an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety with immediate effect upon providing written notice the Party to which the Insolvency Event relates.

12.3.       Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Insmed or AstraZeneca are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform its material obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

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12.4.       Consequences of Termination.

12.4.1.    Termination in its Entirety for any Reason.  In the event of a termination of this Agreement in its entirety for any reason:

(i)      all rights and licenses granted by AstraZeneca hereunder shall immediately terminate, including, for clarity, any sublicense granted by Insmed pursuant to Section 2.3;

(ii)     Insmed shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, when and as requested by AstraZeneca, assign to AstraZeneca all of its right, title and interest in and to (a) each Product Trademark and (b) all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Compound or Licensed Products or any Improvement thereto then owned or Controlled by Insmed or any of its Affiliates; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, Insmed shall provide AstraZeneca with all benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by AstraZeneca to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to AstraZeneca or its designee or, at AstraZeneca’s option, to enable AstraZeneca to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to AstraZeneca’s Exploitation of the Licensed Compound or applicable Licensed Product(s) or Improvement(s) thereto;

(iii)    all Confidential Information of Insmed relating to the Licensed Compound or any Licensed Product shall become Confidential Information of AstraZeneca, provided, however, that Residual Knowledge shall not be considered Confidential Information for purposes of this Section 12.4.1;

(iv)    Insmed shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant AstraZeneca:

1.             an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to (a) Insmed’s rights in and to the Joint Patents and Joint Know-How and (b) all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Insmed or any of its Affiliates or its or their Sublicensees that are not assigned to AstraZeneca pursuant to clause (ii) above, in each case ((a) and (b)), to Exploit in the entire world any Licensed Compound or Licensed Product and any Improvement thereto; and

2.             an option to negotiate a royalty-bearing license and right of reference (either exclusive or non-exclusive), with the right to grant multiple tiers of sublicenses and further rights of reference on reasonable commercial terms, in and to (a) Insmed Patents and (b) Insmed Know-How then owned or Controlled by Insmed or any of its Affiliates or its or their Sublicensees that are not assigned to AstraZeneca pursuant to clause (ii) above, in each case ((a) and (b)), to Exploit in the entire world any Licensed Compound or Licensed

Product and any Improvement thereto.  Insmed shall negotiate with AstraZeneca in good faith to determine reasonable commercial terms of any such license agreement.  If, after good faith negotiations, the Parties fail to execute a license agreement within [***] after the date of termination, Insmed shall be free to license the Insmed Patents and Insmed Know-How to any Third Party;

(v)     unless expressly prohibited by any Regulatory Authority, at AstraZeneca’s advance written request, Insmed shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, (a) transfer control to AstraZeneca of any or all clinical studies involving Licensed Products or any Improvements thereto being conducted by or on behalf of Insmed, an Affiliate or a Sublicensee as of the effective date of termination and (b) continue to conduct such clinical studies [***] for up to [***] to enable such transfer to be completed without interruption of any such clinical study; provided that (x) AstraZeneca shall not have any obligation to continue any clinical study unless required by Applicable Law and (y) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Insmed shall continue to conduct such clinical study to completion [***];

(vi)    at AstraZeneca’s advance written request, Insmed shall, and shall use best efforts to cause its Affiliates and its and their Sublicensees to, assign to AstraZeneca all Licensed Product Agreements, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement expressly prohibits such assignment, in which case Insmed (or such Affiliate or Sublicensee, as applicable) shall cooperate with AstraZeneca in all reasonable respects to secure the consent of the applicable Third Party to such assignment and if any such consent cannot be obtained with respect to a Licensed Product Agreement, Insmed shall, and cause its Affiliates and its and their Sublicensees to, obtain for AstraZeneca substantially all of the practical benefit and burden under such Licensed Product Agreement; and

(vii)   at AstraZeneca’s advance written request, Insmed shall Manufacture and supply to AstraZeneca Licensed Compound and Licensed Products or any Improvements thereto in accordance with the manufacturing plan in effect as of the effective date of termination (including quantity, dosage and schedule) [***] until such date as AstraZeneca notifies Insmed that it has established an alternate, validated source, but in no event later than [***] after the effective date of termination of this Agreement.

12.4.2.    Termination in a Terminated Territory for Insmed’s Breach or for Insmed’s Convenience.  In the event of a termination of this Agreement with respect to a Terminated Territory by AstraZeneca pursuant to Section 12.2.1 or by Insmed pursuant to Section 12.2.2 (but not in the case of any termination of this Agreement in its entirety):

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(i)      all rights and licenses granted by AstraZeneca hereunder, including, for clarity, any sublicense granted by Insmed pursuant to Section 2.3, (a) shall automatically be deemed to be amended to exclude, if applicable, the right to market, promote, detail, distribute, import, sell for commercial use, offer for commercial sale, file any Drug Approval Application for or seek any Regulatory Approval for Licensed Products in such Terminated Territory and (b) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Products in the Territory or any Development or Manufacturing in support thereof;

(ii)     Insmed shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, when and as requested by AstraZeneca, assign to AstraZeneca all of its right, title and interest in and to (a) each Product Trademark in such Terminated Territory and (b) all Regulatory Documentation (including any Regulatory Approvals) applicable to the Exploitation of the Licensed Compound or Licensed Products or any Improvement thereto solely in the Terminated Territory then owned or Controlled by Insmed or any of its Affiliates or its or their Sublicensees; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a country, Insmed shall provide AstraZeneca with all benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and cooperation as necessary or reasonably requested by AstraZeneca to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to AstraZeneca or its designee or, at AstraZeneca’s option, to enable AstraZeneca to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to AstraZeneca’s Exploitation of the Licensed Compound or applicable Licensed Product(s) or Improvement(s) thereto;

(iii)    all Confidential Information of Insmed relating to the Licensed Compound or any Licensed Product in relation to the Terminated Territory shall become Confidential Information of AstraZeneca, provided, however, that Residual Knowledge shall not be considered Confidential Information for purposes of this Section 12.4.2;

(iv)    Insmed shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant AstraZeneca:

1.             an exclusive, royalty-free license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to (a) Insmed’s rights in and to the Joint Patents and Joint Know-How and (b) all Regulatory Documentation (including any Regulatory Approvals), including, for clarity, Regulatory Documentation outside the Terminated Territory, then owned or Controlled by Insmed or any of its Affiliates or its or their Sublicensees that is not assigned to AstraZeneca pursuant to clause (ii) above that is necessary or reasonably useful for AstraZeneca or any of its Affiliates or (sub)licensees to Exploit the Licensed Compound or any Licensed Product and any Improvement thereto, in each case ((a) and (b)), to Exploit for commercial use in the Terminated Territory any Licensed Compound or Licensed Product and any Improvement thereto, including the right to Manufacture, Develop and otherwise use the Licensed Compound and the Licensed Products in the Field in the Territory for Exploitation in the Terminated Territory; and

2.             an option to negotiate a royalty-bearing license and right of reference (exclusive or non-exclusive), with the right to grant multiple tiers of sublicenses and further rights of reference on reasonable commercial terms, in and to (a) Insmed Patents and (b) Insmed Know-How then owned or Controlled by Insmed or any of its Affiliates or its or their Sublicensees that are not assigned to AstraZeneca pursuant to clause (ii) above, that is necessary or reasonably useful for AstraZeneca or any of its Affiliates or (sub)licensees to Exploit the Licensed Compound or any Licensed Product and any Improvement thereto, in each case ((a) and (b)), to Exploit for commercial use in the Terminated Territory any Licensed Compound or Licensed Product and any Improvement thereto, including the right to Manufacture, Develop and otherwise use the Licensed Compound and the Licensed Products in the Field in the Territory for Exploitation in the Terminated Territory.  Insmed shall negotiate with AstraZeneca in good faith to determine reasonable commercial terms of any such license agreement.  If, after good faith negotiations, the Parties fail to execute a license agreement within [***] after the date of termination, Insmed shall be free to license the Insmed Patents and Insmed Know-How to any Third Party;

(v)     at AstraZeneca’s advance written request, Insmed shall, and shall use best efforts to cause its Affiliates and its and their Sublicensees to, assign to AstraZeneca or its designee all Licensed Product Agreements relating to the Terminated Territory, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (a) expressly prohibits such assignment (in which case, Insmed, or its Affiliate or Sublicensee, as applicable, shall cooperate with AstraZeneca in all reasonable respects to secure the consent of the applicable Third Party to such assignment, (b) relates both to (1) the Terminated Territory and the Territory or (2) Licensed Products and products other than Licensed Products (which, in either case ((1) or (2)), at AstraZeneca’s request, Insmed, or its Affiliate or Sublicensee, as applicable, shall cooperate with AstraZeneca in all reasonable respects to secure the written agreement of the applicable Third Party to a partial assignment of the applicable Licensed Product Agreement relating to the Terminated Territory or Licensed Products, as applicable) and, in either case ((a) or (b)) if any such consent or agreement, as applicable, cannot be obtained with respect to a Licensed Product Agreement, Insmed shall, and cause its Affiliates and its and their Sublicensees to, reasonably assist AstraZeneca in obtaining substantially all of the practical benefit and burden under such Licensed Product Agreement to the extent applicable to the Terminated Territory and Licensed Products, as applicable; and

(vi)    unless expressly prohibited by any Regulatory Authority, at AstraZeneca’s advance written request, Insmed shall, and shall cause its Affiliates and its and their Sublicensees to (a) transfer control to AstraZeneca of any or all clinical studies involving Licensed Products or any Improvements thereto being conducted by or on behalf of Insmed, an Affiliate or a Sublicensee as of the effective date of termination in or for the Terminated Territory and (b) continue to conduct such clinical studies [***] for up to [***] to enable such transfer to be completed without interruption of any such clinical study; provided

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that (x) AstraZeneca shall not have any obligation to continue any clinical study unless required by Applicable Law and (y) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Insmed shall continue to conduct such clinical study to completion [***]; and

(vii)   at AstraZeneca’s advance written request, Insmed shall Manufacture and supply to AstraZeneca Licensed Compound and Licensed Products or any Improvements thereto in accordance with the manufacturing plan in effect as of the effective date of termination (including quantity, dosage and schedule) at Insmed’s actual, fully-burdened cost (excluding costs for general overhead) until such date as AstraZeneca notifies Insmed that it has established an alternate, validated source, but in no event later than [***] after the effective date of termination of this Agreement with respect to the Terminated Territory.

12.4.3.    Termination for AstraZeneca’s Breach or AstraZeneca’s Insolvency.

(i)      In the event Insmed elects to terminate this Agreement pursuant to Section 12.2.1 or 12.2.3, notwithstanding anything to the contrary under Section 12.4.1, AstraZeneca shall compensate Insmed for any costs or expenses incurred by Insmed or its Affiliates in connection with performing any of the activities set forth in Section 12.4.1.  In addition, AstraZeneca shall, and shall cause its Affiliates to, return to Insmed all relevant records and materials in AstraZeneca’s possession or control containing Insmed’s Confidential Information, provided that AstraZeneca may keep one (1) copy of such Confidential Information for archival purposes only.

(ii)     In the event AstraZeneca is in material breach in the performance of any of its obligations under this Agreement, or AstraZeneca undergoes an Insolvency Event, such that Insmed has the right to terminate this Agreement pursuant to Section 12.2.1 or 12.2.3, Insmed may, as an alternative to terminating the Agreement, provide notice to AstraZeneca of its intent to keep the Agreement in place, notwithstanding the occurrence of the termination trigger.  In such event, this Agreement shall continue in full force and effect, provided that the provisions of Sections 2.5, 4.1, 4.3, 5.1, 5.2, 5.3, 6.2 and 6.3, shall no longer apply and be deemed terminated as of the date Insmed provides such notice to AstraZeneca.

12.5.       Remedies.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available to either Party in law or equity.

12.6.       Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party

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from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Sections 4.1.4 (except last sentence), 4.3.3 (except last sentence), 7.10, 7.11, 7.12, 8.1.1, 8.1.2, 8.1.3, 8.1.4, 8.1.6, 9.1, 9.2, 9.3, 9.6, 12.1, 12.3, 12.4, 12.5 and this Section 12.6 and Articles 1, 11 and 13 of this Agreement shall survive the termination or expiration of this Agreement for any reason.  If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for any of AstraZeneca and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

ARTICLE 13
MISCELLANEOUS

13.1.       Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

13.2.       Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

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13.3.       Assignment.  Neither Party may assign its rights or, except as provided in Section 4.6, delegate its obligations under this Agreement in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that, subject to Section 2.3, either Party shall have the right, without such consent, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of their respective Affiliates, (ii) to assign any or all of its rights and delegate any or all of its obligations hereunder to any of their respective Affiliates that are Affiliates as of the Effective Date and continue to be Affiliates up to and including date of assignment of this Agreement in accordance with this Section 13.3, and (iii) to assign all of its rights and delegate all of its obligations hereunder to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) in connection with a Change of Control of such Party; provided that each Party shall provide written notice to the other Party within [***] after such assignment or delegation.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.  Notwithstanding anything to the contrary herein, in the event of a Change of Control of AstraZeneca, each of Sections 2.5, 5.1, 5.2 and 5.3 of this Agreement shall automatically terminate in their entirety and be of no further force and effect.  Any attempted assignment or delegation in violation of this Section 13.3 shall be void and of no effect.

13.4.       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

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13.5.       Dispute Resolution.

13.5.1.    Except as provided in Section 7.12 or 13.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (collectively, (i) and (ii), a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [***].  Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.

13.5.2.    If such Executive Officers are unable to resolve any such Dispute within such [***] period, either Party shall be free to institute binding arbitration in accordance with this Section 13.5.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available.  Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  Each of Insmed and AstraZeneca shall promptly select one (1) Arbitrator, which selections shall in no event be made later than [***] after the notice of initiation of arbitration.  The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Insmed and the Arbitrator chosen by AstraZeneca, but in no event later than [***] after the date that the last of such Arbitrators was appointed.  The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.  The arbitration shall be administered by the American Arbitration Association (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement.  The arbitration shall be held in New York, New York, U.S.A., and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party.  The Arbitrators shall, within [***] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of New York or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

13.5.3.    Each Party shall bear its own counsel fees, costs and disbursements arising out of the dispute resolution procedures described in this Section 13.5, and shall pay an equal share of the fees and costs of the Arbitrators, as applicable, and all other general fees related to any arbitration described in Section 13.5.2; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements

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(including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 13.5.2 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.  All arbitration proceedings and decisions of the Arbitrators shall be deemed Confidential Information of both Parties under Article 9.

13.6.       Governing Law, Jurisdiction and Service.

13.6.1.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2.    Jurisdiction.  Subject to Section 13.5 and Section 13.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of state and federal courts for the State of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

13.6.3.    Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the state and federal courts for the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.6.4.    Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.7.       Notices.

13.7.1.    Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7.1.  Such Notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 13.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.7.2.    Address for Notice.

If to Insmed, to:

10 Finderne Ave.,

Building 10, Bridgewater, NJ 08807-3365

U.S.A.

Attention: General Counsel

with a copy (which shall not constitute notice) to:

10 Finderne Ave.,

Building 10,

Bridgewater, NJ 08807-3365

U.S.A.

Attention: SVP Corporate Development

If to AstraZeneca, to:

AstraZeneca AB

SE-431 83 Mölndal

Sweden

Attention: Legal Department

with a copy (which shall not constitute notice) to:

AstraZeneca AB

Scientific Partnering and Alliances

SE-431 83 Mölndal

Sweden

Attention: Business Development Director

13.8.       Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party hereby confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

13.9.       English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.10.     Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Article 8 and Article 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 13.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.11.     Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.12.     No Benefit to Third Parties.  Except as provided in Article 11, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

13.13.     Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.14.    Relationship of the Parties.  It is expressly agreed that AstraZeneca, on the one hand and Insmed, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither AstraZeneca, on the one hand, nor Insmed, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

13.15.    References.  Unless otherwise specified, (i) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

13.16.    Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

13.17.    Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ASTRAZENECA AB (publ.)		INSMED INCORPORATED

By:	/s/ Maarten Kraan	By:	/s/ William H. Lewis

Name: Maarten Kraan		Name: William H. Lewis

Title: R&I IMed Head		Title: President and CEO

[Signature Page to License Agreement]

Schedule 1.5(ii) - Insmed Anti-Corruption Rules and Policies

Insmed Anti-Corruption Policy

Purpose and Scope

Insmed has a zero-tolerance approach to bribery and corruption, and is committed to observing high standards of ethical conduct in its operations in the U.S. and around the world.  This includes complying with laws that prohibit bribery and other forms of corrupt conduct, including the U.S. Foreign Corrupt Practices Act (FCPA), as well as state laws and the local anti-bribery and anti-corruption laws of the countries in which we operate, such as the UK Bribery Act.

Insmed is an increasingly global company operating in the highly specialized orphan drug sector.  Insmed’s important work in this sector raises unique anti-corruption risks.  Because the community of health care professionals (HCPs) focusing on the rare disorders treated by Insmed products is relatively small, the same HCPs who treat patients with these conditions also may partner with Insmed in research, training, pre-clinical, advisory, and other activities.  As a result, Insmed must be vigilant in assuring that all interactions with HCPs outside the U.S., as well as all interactions with foreign regulators, comply with applicable laws and rules and do not raise conflicts of interest.

With this context in mind, this policy sets forth standards to which all officers, directors, and employees of Insmed operating anywhere in the world must adhere.  Insmed also requires its consultants, vendors, suppliers, and other representatives to abide by its ethical standards.

Failure to comply with this policy could result in substantial criminal and civil fines or other penalties against Insmed, and could cause reputational damage to the company.  Individual employees could also face adverse consequences including termination, fines, criminal charges and/or imprisonment for their role in any failure to comply with these policies, or failure to properly oversee activities that raise compliance concerns.

Policy Against Bribery and Corruption

Insmed prohibits bribery and other corrupt conduct in any form.  Bribery, kickbacks, and other improper inducements involving HCPs, government officials, and others in the commercial marketplace such as customers, competitors, and suppliers, are prohibited.

The basic rule is straightforward:

•                  No Insmed officer, director, employee, distributor, agent, or other representative worldwide may, directly or indirectly, offer, promise, pay, give, or authorize any financial or other advantage, or anything else of value, to any other person or organization, with the intent to exert improper influence over the recipient, induce the recipient to violate his or her duties, secure an improper advantage for Insmed, or improperly reward the recipient for past conduct.

•                  Insmed policy also prohibits requesting, agreeing to receive, or accepting a bribe, kickback, or any other improper financial or other advantage.

No person subject to this policy will suffer adverse consequences for refusing to offer, promise, pay, give, or authorize any such improper benefit, advantage or reward, even if this results in the loss of business to Insmed.

Employees may not use personal funds, benefits, or other items of value  to accomplish what is otherwise prohibited by this policy.

Bribery of Health Care Professionals and Government Officials

The prohibition against bribery applies with special force to our interactions with government officials.  Under laws such as the FCPA, HCPs outside the U.S. may be considered government officials for purposes of anti-corruption laws, by virtue of their employment by or affiliation with government entities or public institutions.  For purposes of this policy, therefore, “government official” includes all of the following:

•                  officers and employees of any national, regional, local, or other governmental entity, including regulators, elected officials, and employees of public institutions;

•                  directors, officers and employees (regardless of their seniority) of enterprises that a non-U.S. government controls or in which it owns a majority interest, including hospitals and other medical facilities;

•                  candidates for political office, political parties, and political party officials;

•                  officers, employees, and representatives of public (quasi-governmental) international organizations, such as the World Health Organization; and

•                  any private person acting temporarily in an official capacity for or on behalf of any of the foregoing (such as a consultant retained by a government agency).

Government officials include:  employees of health ministries, other regulators, customs officials, government consultants, and all HCPs who work for a government-owned, government-run, or other public institution outside the U.S.

Specific Policies and Procedures

Providing any benefit to an HCP, government official, or another person could be viewed as a bribe if it is intended to induce the recipient to violate a duty of loyalty or to obtain an improper benefit for Insmed.  Benefits that fall within the scope of anti-corruption laws can include cash and cash equivalents, gifts, meals, entertainment, donations to a favored charity, loans, travel expenses, and job placements.

The policies and procedures in this section are directed at specific types of transactions and interactions that may occur during the course of our business and that warrant particular vigilance from an anti-corruption compliance perspective.  Many of the issues mentioned below are addressed in further detail in separate policies and SOPs.

1.1                               Third Party Representatives

The FCPA and many other anti-corruption laws regulate indirect, as well as direct, payments and benefits.  These laws thus apply to benefits provided by third parties such as distributors, agents, regulatory or market research consultants, clinical research organizations, customs brokers, and other representatives acting on behalf of Insmed.  The risk that a representative will take actions that could subject Insmed to liability is highest when a representative is dealing with government personnel and non-U.S. HCPs.

You must comply with the policies and procedures set forth in Anti-Corruption Policy SOP A:  Engagement of Third Party Representatives in order to hire a Third Party Representative.  A “Third Party Representative” is any person or entity other than employees, officers, or directors of Insmed who is expected to interact with non-U.S. government officials or non-U.S. HCPs in the course of performing services for Insmed or promoting or selling Insmed products.  Please note that Anti-Corruption Policy SOP A:  Engagement of Third Party Representatives applies whenever a third party might interact with non-U.S. government officials or non-U.S. HCPs on Insmed’s behalf; however, when Insmed hires a consultant who will not interact with non-U.S. government officials or HCPs on behalf of Insmed and the consultant is a non-U.S. HCP, Anti-Corruption Policy SOP B: Consulting Agreements with Non-U.S. Health Care Professionals applies.

Third Party Representatives can include consultants retained for regulatory, market access or reimbursement assistance, clinical research organizations, sales agents, distributors, and customs brokers.

1.2                               Consulting Agreements with Non-U.S. HCPs

It is permissible for Insmed to contract with a qualified HCP for legitimate services relevant to the company’s business in exchange for compensation that does not exceed fair market value.  All engagements of non-U.S. HCPs to provide services to Insmed — such as serving on an advisory board or providing training services to Insmed — must comply with Anti-Corruption Policy SOP B:  Consulting Agreements with Non-U.S. Health Care Professionals, including (i) the requirement that all such agreements be governed by written contracts; and (ii) the prohibition against using a consulting agreement to induce the prescribing, purchasing, or favorable formulary treatment of Insmed products.

1.3                               Grants to Non-U.S. HCPs to Attend Educational and Scientific Events

It is permissible for Insmed to provide financial support to enable a qualified HCP outside the U.S. to attend a medical congress, continuing medical education (CME) event, or similar educational or scientific meeting in order to expand the HCP’s medical knowledge.  Grants to non-U.S. HCPs must comply with the Insmed Grants, Contributions, and Sponsorships Policy and related SOP: Grant Request Management, including (i) the prohibition against providing a grant to induce the prescribing, purchasing, or favorable formulary treatment of Insmed products; and (ii) the requirement that any grant to an HCP must have as its primary purpose the expansion of the HCP’s medical knowledge in the HCP’s area of expertise and an area of expertise relevant to Insmed.  Grants to U.S. HCPs are prohibited.

1.4                               Grants, Sponsorships, and Other Support to Organizations and Institutions

Insmed may make grants and sponsorships to legitimate medical and educational organizations to support an educational program, support research, or otherwise to further the recipient organization’s legitimate mission.  No grant or sponsorships may be used to confer a personal benefit on an HCP or other government official or be made as part of an exchange of favors.  The provision of any grants or sponsorships to organizations and institutions — including a foundation, patient advocacy group, or similar organization — and to sponsor educational programs organized by a legitimate medical or educational organization, must comply with Insmed’s Grants, Contributions, and Sponsorships Policy and the related SOP: Grant Management Request.  Support for patient advocacy groups must also comply with the Global SOP on Interactions with Patients, Patient Advocacy Groups and Related Stakeholders.

1.5                               Gifts, Meals, and Hospitality

Any gifts, meals, or hospitality provided in connection with Insmed’s business must be modest in value, infrequently provided, consistent with applicable industry codes, and of a nature that would not embarrass Insmed if publicly disclosed.  Lavish meals or gifts and similar benefits are prohibited.  Gifts, meals, or hospitality provided to a non-U.S. government official or HCP must comply with Anti-Corruption Policy SOP C on Travel, Gifts, Meals, and Hospitality Provided to Health Care Professionals and Government Officials Outside the U.S.

1.6                               Travel for Non-U.S. HCPs and Government Officials

As with other benefits, the provision of travel, lodging, or related expenses to a government official or HCP outside the U.S. should be approached with caution.  Travel and related expenses may only be provided when offered in connection with a legitimate business purpose such as a meeting to discuss Insmed products.  You must contact the Compliance Department for approval before providing travel to a government official or HCP unless that travel is covered by an approved consulting or speaker agreement or is part of an approved sponsorship to attend a medical educational event.  The Compliance Department may designate a regional lawyer to review and approve the proposed travel.

The Compliance Department or its designee will approve travel expenses only when the following criteria are met:

•                  The travel must be for a legitimate business purpose related to the government official’s or HCP’s performance of lawful duties;

•                  Expenses covered are reasonable in value and not excessive or lavish;

•                  No friends or family members are traveling at Insmed’s expense; and

•                  The travel is transparent to the recipient’s employer and/or organization.

Payments must be made directly to the airline, hotel, or other vendor whenever possible.  Insmed will only make a reimbursement against a written receipt if direct payment is not reasonably possible, and then only for expenses actually incurred.  Per diem payments are prohibited.

1.7                               Charitable and Product Donations

Insmed funds may be used for charitable purposes only if the funding is used for a bona fide charitable purpose and without expectation of favor or return to Insmed.  Any benefit received by Insmed must be minimal and incidental to the main purpose of the charitable contribution.  No donation may be used to confer a personal benefit on an HCP or other government official or may be made as part of exchange of favors.  Insmed will not make donations in cases where a government official or HCP has promised any benefit or made any threat in connection with the donation.   Charitable contributions may not be made to individuals or on behalf of individuals.

The provision of any charitable donation must comply with Insmed’s Grants, Contributions, and Sponsorships Policy and the related SOP: Grant Management Request.  Support for patient advocacy groups must also comply with the Global SOP on Interactions with Patients, Patient Advocacy Groups and Related Stakeholders.

Participation in programs where Insmed provides product free of charge, such as compassionate or early access programs, must comply with the Compassionate Use/Emergency Named Patient Program (CUENPP) for an Insmed Investigational Product SOP.

Questions to Consider Before Seeking Approval of a Charitable or Production Donation:

•                  Is the donation consistent with Insmed charitable giving practices?

•                  Was the donation requested by anyone and why?

•                  Is the charity affiliated with a government agency?

•                  Is the charity affiliated with an HCP, a government official, or such a person’s family member(s)?

•                  Could the donation result in a personal benefit for an HCP, a government official, or such a person’s family member(s)?

•                  Is the donation being given with the expectation of anything in return?

1.8                               Political Contributions

As set forth in the Code of Business Conduct and Ethics, Insmed prohibits the use of corporate funds, resources or property for the support of political parties or political candidates for any office unless approved in advance by Insmed’s Board of Directors.

1.9                               Employment Decisions

Insmed may not provide a job or internship to a government official or HCP, or a member of their family, in order to gain influence with the HCP or official.  If an HCP or government official offers to give a benefit to Insmed or threatens to take adverse action in connection with a hiring decision, the suggested candidate cannot be hired.

1.10                        Facilitating Payments

A facilitating payment is a small payment to secure or expedite a routine government action by a non-U.S. government official, such as obtaining a visa.  Facilitating payments are impermissible under the local laws of the countries where Insmed does business and are prohibited under Insmed policy.

1.11                        Joint Ventures, Mergers, and Acquisitions

When Insmed seeks to acquire a company or business, or enter into a joint venture with a company that has operations or sales outside the U.S., the due diligence Insmed performs on the target company must include an anti-corruption component.  Insmed employees must consult the Legal and Compliance Departments for specific guidance on conducting anti-corruption due diligence.

Post-acquisition integration plans must include a process for extending Insmed’s anti-corruption policies and procedures to the acquired company and training employees of the target company in those policies and procedures.

For co-marketing or co-promotion agreements, consult with the Legal and Compliance Departments for guidance.

Maintain Accurate Books and Records

Payments made to Third Party Representatives, HCPs, and other third parties must be accurately recorded in Insmed’s corporate books, records, and accounts in a timely manner and in reasonable detail.  Undisclosed or unrecorded accounts may not be established for any purpose.  False, misleading, incomplete, inaccurate, or artificial entries in the books and records of Insmed are strictly prohibited.  Written contracts with counterparties must accurately reflect the economics of the agreement.

Training

Insmed employees must undergo periodic training covering anti-corruption laws and the anti-corruption policies and procedures set forth in this policy and related standard operating procedures.  Training should occur on a schedule to be determined by the Compliance Department.

Seeking Advice and Reporting Potential Violations

If you know of or suspect any violations of any anti-corruption law or any provision of this policy, you must immediately report the matter to your manager or a member of the Legal or Compliance Departments.  You also should contact the Legal or Compliance Department if you have any questions about what is permissible under the FCPA or other anti-corruption laws.

When in doubt, seek advice.  Corruption-related issues can have significant consequences for Insmed and for employees who make poor judgments.  Do not feel it is your responsibility to make those difficult judgment calls alone.

Related Policies and Procedures

The following Insmed policies and procedures supplement this Anti-Corruption Policy:

•                  Anti-Corruption Policy SOP A:  Engagement of Third Party Representatives

•                  Anti-Corruption Policy SOP B:  Consulting Agreements with Non-U.S. Health Care Professionals

•                  Anti-Corruption Policy SOP C:  Travel, Gifts, Meals, and Entertainment Provided to Health Care Professionals and Government Officials Outside the United States

•                  Grants, Contributions, and Sponsorships Policy

•                  SOP :  Grant Request Management

•                  SOP:  Determination of Fair Market Value Compensation for European Expert Services

•                  SOP:  Determination of Fair Market Value Compensation for U.S. Expert Services

•                  Global SOP on Interactions with Patients, Patient Advocacy Groups and Related Stakeholders

•                  Code of Business Conduct and Ethics

Schedule 1.12 — AstraZeneca Know-How

The following list refers to the documents that were provided by AstraZeneca to Insmed in the electronic data room used by Insmed to conduct its due diligence activities in connection with the Agreement.

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.14 — AstraZeneca Regulatory Documentation

The following list refers to the documents that were provided by AstraZeneca to Insmed in the electronic data room used by Insmed to conduct its due diligence activities in connection with the Agreement.

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.52 - Existing Patents

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.72 — In-License Agreements

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.1 — Material Terms of Supply Agreement

In accordance with Section 3.1 of the License Agreement (the “License Agreement”) by and between AstraZeneca AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden and with offices at SE-431 83 Mölndal, Sweden (“AstraZeneca”) and Insmed Incorporated, a Virginia corporation with offices at 10 Finderne Ave., Building 10, Bridgewater, NJ 08807-3365 U.S.A. (“Insmed”), this Schedule 3.1 sets forth the material terms of the Supply Agreement to be entered into by and between AstraZeneca and Insmed.  All capitalized terms used herein and not defined shall have the meanings given to such terms in the License Agreement.

A.                                    Tablet Manufacture.

In [***], Insmed would purchase from AstraZeneca tablets of Licensed Products according to the following specifications:

Tablet	Volume	Packaging	Shelf life	Date of manufacture	Price per tablet ($)
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[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

After [***], Insmed may purchase from AstraZeneca tablets of Licensed Products, which tablets shall be manufactured using GMP bulk API held by AstraZeneca, according to the following specifications:

Tablet	Volume	Packaging	Shelf life	Date of manufacture	Price per tablet ($)
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

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B.                                    Supply of Bulk API.

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C.                                    Miscellaneous.

Licensed Products and Bulk API would be delivered [***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.1.2 — Development Plan

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.2.1(ii) — Assigned Regulatory Documentation

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9.4 — Press Release

Insmed Announces Worldwide License Agreement with AstraZeneca for Oral DPP1 Inhibitor

Insmed expects to advance compound into a phase 2 dose-ranging study in non-cystic fibrosis bronchiectasis in 2017

BRIDGEWATER, N.J., October 5, 2016 (GLOBE NEWSWIRE) — Insmed Incorporated (Nasdaq: INSM), a global biopharmaceutical company focused on the unmet needs of patients with rare diseases, today announced a licensing agreement with AstraZeneca (NYSE: AZN) for global exclusive rights to AZD7986, a novel oral inhibitor of dipeptidyl peptidase I (DPP1, also known as cathepsin C). DPP1 is an enzyme that catalyzes the activation of neutrophil serine proteases (NSPs), which play a key role in pulmonary diseases such as non-cystic fibrosis bronchiectasis (non-CF bronchiectasis).

Insmed has renamed the compound INS1007 and will pursue an initial indication of non-CF bronchiectasis, a rare, progressive, neutrophil-driven pulmonary disorder in which the bronchi become permanently dilated due to chronic inflammation and infection. Symptoms include chronic cough, excessive sputum production, shortness of breath, and repeated respiratory infections, which can worsen the underlying condition. The estimated global prevalence of non-CF bronchiectasis exceeds 2 million, of which at least 110,000 cases are in the United States. There is currently no cure for non-CF bronchiectasis.

Bronchiectasis increases susceptibility to nontuberculous mycobacterial (NTM) lung disease, and up to 50 percent of patients with bronchiectasis may also have an active NTM infection. NTM lung disease is a rare and often chronic infection that is capable of causing irreversible lung damage and can be fatal. Insmed is currently advancing a global phase 3 clinical study of ARIKAYCE (liposomal amikacin for inhalation) in NTM lung disease. Insmed has also completed a phase 2 study of ARIKAYCE for the treatment of chronic Pseudomonas aeruginosa infection in non-CF bronchiectasis.

“With this transaction we have added a highly complementary therapy that aligns perfectly with our established expertise in rare pulmonary diseases,” said Will Lewis, president and chief executive officer of Insmed. “Because NTM lung disease and bronchiectasis often co-exist, we can readily leverage our existing relationships with physician experts around the world who are eagerly awaiting new treatment options. We continue to expect patient enrollment in our phase 3 study of ARIKAYCE to conclude later this year and to report top line data in 2017. We expect that when approved, ARIKAYCE and INS1007 will allow us to provide great value to the patients who are living with NTM lung disease and bronchiectasis, as well as the physicians who treat them.”

“We are pleased to be working with Insmed on this program from our early stage respiratory portfolio, which represents a novel approach to treating bronchiectasis,” said Maarten Kraan, head of the Respiratory and Inflammation Innovative Medicines Unit at AstraZeneca. “Insmed has the expertise and experience required to take AZD7986 forward in this important indication and bring about results that we hope will benefit patients in the future.”

In a phase 1 study of healthy volunteers AZD7986 was well tolerated and demonstrated inhibition of the activity of the NSP neutrophil elastase in a dose and concentration dependent manner. In preclinical studies, AZD7986 was shown to effectively and reversibly inhibit DPP1 and the activation of NSPs within maturing neutrophils. Insmed is completing its plans for a phase 2 study in non-CF bronchiectasis. The study is expected to begin in 2017.

Under the terms of the agreement, Insmed will pay AstraZeneca an upfront payment of $30 million. AstraZeneca will be eligible to receive future payments totaling $120 million in future clinical regulatory and sales related milestones. AstraZeneca would also be entitled to receive tiered royalties ranging from a high single-digit to mid-teen. In addition, the agreement provides AstraZeneca with the option to negotiate a future agreement with Insmed for commercialization of AZD7986/INS1007 in chronic obstructive pulmonary disease or asthma.

Insmed recently closed a $55 million debt agreement with Hercules Capital, Inc., which refinanced the company’s existing debt and will add $30 million of new debt to fund the upfront payment. The company confirms its cash operating expense guidance for the second half of 2016 of $62 to $72 million. Going forward the company remains committed to maintaining a disciplined use of capital that ensures key corporate activities pertaining to its priority ARIKAYCE and INS1007 programs are fully resourced.

About INS1007

INS1007 is a small molecule, reversible inhibitor of dipeptidyl peptidase I (DPP1), an enzyme responsible for activating neutrophil serine proteases (NSPs) in neutrophils when they are formed in the bone marrow. Neutrophils are the most common type of white blood cell and play an essential role in pathogen destruction and inflammatory mediation. Neutrophils contain three NSPs (neutrophil elastase, proteinase 3, and cathepsin G) that have been implicated in a variety of inflammatory diseases.  In chronic inflammatory lung diseases, neutrophils accumulate in the airways and result in excessive active NSPs that cause lung destruction and inflammation. INS1007 may decrease the damaging effects of inflammatory diseases, such as non-cystic fibrosis bronchiectasis, by inhibiting DPP1 and its activation of NSPs.

About Insmed

Insmed Incorporated is a global biopharmaceutical company focused on the unmet needs of patients with rare diseases. The company is advancing a global phase 3 clinical study of ARIKAYCE (liposomal amikacin for inhalation) in nontuberculous mycobacteria (NTM) lung disease, a rare and often chronic infection that is capable of causing irreversible lung damage and can be fatal. There are currently no products indicated for the treatment of NTM lung disease in the United States or European Union. The company’s earlier-stage clinical pipeline includes INS1009, a nebulized prodrug formulation of treprostinil that the company believes may offer a differentiated product profile with therapeutic potential in rare pulmonary disorders such as pulmonary arterial hypertension (PAH), idiopathic pulmonary fibrosis (IPF), sarcoidosis, and severe refractory asthma. To complement its internal research, Insmed actively seeks in-

licensing opportunities for a broad range of rare diseases.  For more information, visit www.insmed.com.

“Insmed” and “ARIKAYCE” are the company’s trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

About AstraZeneca

AstraZeneca is a global, science-led biopharmaceutical company that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three therapy areas — Respiratory and Autoimmunity, Cardiovascular and Metabolic Diseases, and Oncology. The company is also active in inflammation, infection and neuroscience through numerous collaborations. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

Forward-looking statements

This press release contains forward looking statements.  “Forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties.  Words herein such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” “continues,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) identify forward-looking statements.

Forward-looking statements are based upon the company’s current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timing discussed, projected, anticipated or indicated in any forward-looking statements. Such factors include, among others, the factors discussed in Item 1A “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, and the following: the ability to successfully develop INS1007 (formerly known as AZD7986) for the treatment of non-CF bronchiectasis; the ability to complete development of, receive, and maintain regulatory approval for, and successfully commercialize ARIKAYCE, INS1007 (formerly known as AZD7986), and INS1009; the number of patients enrolled and the timing of patient enrollment in the company’s global phase 3 clinical study of ARIKAYCE; estimates of expenses and future revenues and profitability; status, timing, and the results of preclinical studies and clinical trials and preclinical and clinical data described herein; the sufficiency of preclinical and clinical data in obtaining regulatory approval for the company’s product candidates; the timing of responses to information and data requests from the US Food and Drug Administration, the European Medicines Agency, and other regulatory authorities; expectation as to the timing of regulatory review and approval; estimates regarding capital requirements and the needs for additional financing, including for payment milestones and royalty obligations under the license agreement; estimates of the size of the potential markets for product candidates; selection and licensing of product candidates; ability to attract third parties with acceptable development, regulatory and commercialization expertise; the benefits to be derived from corporate license agreements and other third party efforts, including those relating to the development and commercialization of product candidates; the degree of protection afforded to the company by its intellectual property portfolio; the safety and efficacy of product candidates; sources of revenues and anticipated revenues, including contributions from license agreements and other third party efforts for the development and commercialization of products; ability to create an effective direct sales and marketing infrastructure for products the company elects to market and sell directly; the rate and degree of market acceptance of product candidates; the impact of any litigation the company is a party to, including, without limitation, the class action lawsuit recently filed against the company; the timing, scope and rate of reimbursement for product candidates; the success of other competing therapies that may become available; and the availability of adequate supply and manufacturing capacity and quality for product candidates.

The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Insmed disclaims any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Insmed Incorporated:

Susan Mesco

Head of Investor Relations

908-947-4326

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Schedule 9.5.2 — Pending and Planned Publications

Submitted

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Planned

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.